UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

Amendment No. 6

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENUFOOD ENERGY ENZYMES CORP.
(Exact name of registrant as specified in its charter)

Nevada	2833	68-0681158
(State or jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	IRSEmployer Identification Number

Two Allen Center

1200 Smith Street, Suite 1600

Houston, TX, 77002

Telephone: (713) 353-8834  Facsimile: (713) 353-4601
(Address and telephone number of principal executive offices)

Incsmart.biz, Inc.
4421 Edward Avenue
Las Vegas, Nevada 89108
Telephone: (702) 403-8432
(Name, address and telephone number of agent for service)

with a copy to:

Dean Law Corp.

601 Union Street, Suite 4200

Seattle, Washington 98101

Telephone:(206) 274-4598  Facsimile:  (206) 493-2777

Approximate date of proposed sale to the public:	as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company: in Rule 12b-2 of the Exchange Act (Check one):

            Large accelerated filer|__|                                           Accelerated filer                                  |__|

            Non-accelerated filer   |__|                                           Smaller reporting company                  | X |

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BEREGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE (1)
Common Stock	888,472	$0.30 per share	$266,541.60	$30.95
Common Stock	10,000,000 (2)	$0.30 per share	$3,000,000	$348.30
TOTAL	10,888,472	$0.30 per share	$3,266,541.60	$379.25

           1.                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

           2.                  Being sold in a Direct Public Offering.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated February ___, 2012

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PROSPECTUS

GENUFOOD ENERGY ENZYMES CORP.

10,888,472 SHARES
COMMON STOCK

The selling shareholders named in this prospectus are offering  888,472 shares of common stock and we are offering 10,000,000 shares of common stock on our own account through this prospectus for a period of one hundred and eighty (180) days from the effective date of this prospectus, unless extended by our board of directors for an additional 90 days.

Our common stock is presently not traded on any market or securities exchange.

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THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.  See section entitled "Risk Factors" on pages 7 to 10 of this prospectus.

The information in this prospectus is not complete and may be changed.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell our shares at $0.30 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The offering price has been arbitrarily determined by us and does not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value.

There is no assurance of when, if ever, our stock will be listed on an exchange.  We are offering up to 10,000,000 shares of our common stock in a direct public offering, on a self-underwritten, best efforts basis, which means that our officer and directors will attempt to sell the shares, without any involvement of underwriters or broker-dealers.  This prospectus will permit our officer and directors   to sell the shares directly to the public, with no commission or other remuneration payable to themfor any shares that theymay sell.  Our officer and directors will sell the shares and intends to offer them to friends, family members and business acquaintances.  In offering the securities on our behalf, theywill rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934.  The intended methods of communication include, without limitations, telephone and personal contact.  For more information, see the section of this prospectus entitled "Plan of Distribution”.  The shares will be offered at a fixed price of $0.30 per share for a period of one hundred and eighty (180) days from the effective date of this prospectus, unless extended by our board of directors for an additional 90 days.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

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The Date of This Prospectus Is:   February ___, 2012

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Summary

Prospective investors are urged to read this prospectus in its entirety.

We are a development stage company.  From inception to September  30, 2011, we have earned revenues of $120,558 from the sale of some of our products.  We have minimal assets, and have incurred losses since inception.

We are a marketing, distribution and export company specialized in enzyme products for human and animal consumption.  Enzyme is a catalyst responsible for biochemical reactions in living things (including animals, plants, microorganisms), synthesis, decomposition, oxidation, transfer and isomerization.  Isomerization is the chemical process by which one molecule is transferred into another molecule which has exactly the same atoms, but the atoms are rearranged. The biotic phenomena would stop without enzymes, or the lack of it, or with its destruction.  DNA would undergo a drastic change, unusual illness would occur and metabolism would become abnormal, among others.  Thus, we can conclude that “Biotic phenomena are testimonies of enzyme’s activities.”  Enzyme is actually a complex globule protein.  It reacts optimally under body temperature.  Reaction is many times faster with added enzymes.  Therefore, regular consumption of enzyme does good to our well-being.  In fact it has been categorized under “GRAS” (Generally Regarded As Safe) by the Food and Drug Administration.  Our body loses enzymes as we grow old.  It has been proven that many chronic, hereditary diseases and functional imbalance are caused by the deficiency of certain enzymes, for example, lipase (fat enzyme) deficiency causes hepatic diseases, diabetes and Vitamin A deficiency.  Amylase (carbohydrate enzyme) deficiency results in liver diseases and gastro enteric diseases.  Enzyme is neither a drug, medicine nor a herb.  It is extracted from fruits and vegetables.  It can be a natural complex enzyme, plant-based complex enzyme or microbial enzyme.  It is for the body cell.  It is the “Cell Activator.”  A Cell Activator refers to the enzymes that catalyze and regulate every biochemical reaction that occurs within the human body, making them essential to cellular function and health. Human beings and animal will die without enzymes.

We have recently begun to market and export a limited number of our enzyme products. We began marketing our products in Taiwan in September of 2010 and in Singapore and Sri Lanka in June of 2011.  We have generated total revenues of $120,558 from inception to September 30, 2011 from the saleof some of our products.  Theses revenues were generated entirely in Taiwan and entirelythrough our sole distributor in Taiwan,Taiwan Cell Energy Enzymes Corp.

We believe that we will be able to  successfully commence full  operations within the next 12 months as we already have key agreements in place with manufacturers of our enzyme products, a Country Sole Distributor for Taiwan,  as well as sufficient cash resources to begin operations (we had approximately  $494,606 in our bank accounts as of January 4, 2012 ).  Our initial target market is Asia, which includes: Taiwan, China, Hong Kong, Macau, Singapore, Malaysia, Thailand and Sri Lanka.  Our goal is to appoint a Country Sole Distributor in each country, each distributing our enzyme products for human consumption, animal consumption and special outlet category.

We have minimal revenues, have achieved significant losses since inception, have had only limited operations and have been issued a going concern opinion by our auditors.  To date, we have entered into agreements with the following parties:

        On July 1, 2010, we entered into a Sole Export Marketing Agent Agreement with Origo Biochemical Technologies Inc. to represent them and to market their enzyme products to Thailand.  These enzyme products are for human consumption.  On February 16, 2011  we provided Origo with a notice of termination for our agreement due to breach of contract, and as such have terminated our relationship with them.   Two of our former directors, Mr. Chen Yi Chou and Mr. Chen I Jen, are brothers, and are the sons of the Madam Wang Feng Peng, the President of Origo, and Mr. Chen I Jen is the general manager of Origo.

        On July 6, 2010, we entered into an Agreement with Access Finance and Securities (NZ) Limited (the “Advisor”) to provide Manager Consulting Service.  The Advisor will assist us in going public in the US and also seeking a listing on the OTCBB.  As part of this process, the Advisor will source, select and recommend the appointment of various experienced and qualified professionals to participate in the process and coordinate the flow of work therefrom.  In addition, the Advisor will prepare or make available a Business Plan and to participate with us in the determination of a public listing strategy, and will provide such services until our Registration Statement is declared effective by the US Securities and Exchange Commission (SEC) and it is granted a trading symbol by FINRA.  In consideration of these services provided by the Advisor, we have agreed to pay a total fee of US $500,000, to be payable in cash of US $300,000 and the balance by way of issuance of our common shares at a price of $0.001 per share.

        On July 26, 2011, we reached an understanding with an enzyme manufacturer,  Specialty Enzymes and Biochemicals Co, of Chino, California, to become our OEM Manufacture or Contract Manufacturer of a range of enzyme products for both Human and Animal Consumption under our private label – ProCellax and ProAnilax.  Shipment and delivery will be provided by their associated company, AST Enzymes.  While these products are formulated for our marketing and distribution, they will assure us of their quality assurance, good manufacturing practice, provide us with full technical support including the provision of product information, ingredients and specification, third party source and laboratory testing facilities as may be required from time to time.  This covers the provision of information for Product Registration with relevant Health Authority and Agriculture Authority in the target markets we intend to market and distribute ProCellax and ProAnilax.  Halal Certification of the ProCellax is included.  To-date we have placed three purchase orders with AST Enzymes with a total value of US $94,438.10 of which US $68,748.70 has been shipped and delivered.  We believe that more inventory will be required within the next twelve months following the completion of Product Registration in the target markets of which we expect to order about US $500,000.00 worth of inventory.

        On September 21, 2010, we entered into an OEM Manufacturing Agreement with Origo Biochemical Technologies Inc. for contract manufacturing of enzyme products for human and animal consumption under our private label.  The brand name for the OEM Enzyme Products for human consumption is Cellax-NCE, Cellax-NCE Plus, Cellax-GFL, Cellax-GFL Plus, Cellax-TT and Cellax-TT Plus.  They come in powder form as well as in capsules.  For animal consumption, the brand name is Anilax-Super.  For human consumption, enzyme products cater hospitals, medical centers, clinics, pharmacies and drug stores which are classified as Special Outlet, the brand name is Medilax, and Armilax the brand name for the enzyme products supplying to armed forces and the police forces.  These brand names belong to us.  On February 16, 2011  we provided Origo with a notice of termination for our agreement due to breach of contract, and as such have terminated our relationship with them.

        On September 21, 2010, we entered into an Agreement with Access Management Consulting and Marketing Pte Ltd, Singapore (the “Marketing Agent”) appointing the Marketing Agent as our Sole Marketing Agent for the sourcing, selection and interviewing of suitable parties, to be our Sole Country Distributors for the promotion, marketing and distribution of ProCellax and ProAnilax range of enzyme products, both for Human and Animal Consumption throughout the world at large.  As the Sole Marketing Agent, they also participate in the formulation and determination of marketing strategies, the market plan and segmentation, advising on sales advertising and promotion plans, market research and innovation of suitable multi-level marketing scheme such as the Multi-Level Marketing – Franchised Dealer Investor Related (MLM-FDIR), and the recommendation of annual purchase quota of the Sole Country Distributors.  The contract is for a period of five years with an option to renew for an additional five years at the discretion of the Sole Marketing Agent.  In consideration of the services provided by the Sole Marketing Agent, we have agreed to remunerate them on a sale commission basis of twenty percent (20%) on every purchase order placed and paid by the Sole Country Distributors.  There will be no sale commission payable if there are no orders placed and paid by the Sole Country Distributors.  The concept has proved significantly beneficial and advantageous to us in that we have saved upfront financing in the start-up marketing operations cost, thus enjoying the specialization of labor and trade.  To-date, we have Taiwan Cell Energy Enzymes Corp (TCEEC) as our Sole Country Distributor for ProCellax range of enzyme products for the Territory of Taiwan (Republic of China) in which their first paid order amounts to US $181,150, with goods to be shipped to them sometime in September 2011.  TCEEC’s annual purchase quota is US $2 million.  Potential Sole Country Distributors have been interviewed for the Territories of Singapore, Malaysia and Sri Lanka and barring any unforeseen circumstances, closing is expected to be completed on or before June 30, 2012.

        On October 11, 2010, we entered into a Sole Distributorship Agreement (General Outlet-Human Consumption) and Private Placement with Taiwan Cell Energy Enzymes Corporation for marketing and distribution of our range of enzyme products in the Republic of China (Taiwan).

        On October 11, 2010, we entered into an agreement to appoint Taiwan Cell Energy Enzymes Corp. (“TCEEC”) to be our ProCellax Sole Country Distributor (Human Consumption) for the territory of Taiwan, Republic of China.  This is the first target market we intend to start exporting range of enzyme products.  On the same day, TCEEC placed their first order worth $181,158. On November 16, 2010, we received from TCEEC the required 30% deposit of $54,348.  We commenced graphic label design work, GS1 bar code licensing, product registration, and communicating with the two OEM manufacturers, Origo and Specialty Enzymes Biochemical (“SEB”) for product samples and to initiate a trial production run.

        On January 1, 2011, we received the final balance payment of $126,810 from TCEEC in respect to their first order.  On January 4, 2011, we placed a confirmed purchase order of $105,600 with Origo and on January 10, 2011, we placed a confirmed purchase order of $66,966 with SEB.  Unfortunately, Origo could not perform on their obligations and therefore, on February 16, 2011, we issue a termination notice to them, ending the September 1, 2010 Agreement we had with them.

        On March 31, 2011, we submitted documents and samples of ProCellax to the Taiwan Ministry of Health (TMOH) for Product Registration.

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As of  January 4, 2012 , we have total cash on hand of $ 494,606 in our bank accounts.  We may need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy.  The financing we need may not be available when needed.  Even if financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences or other terms.  Our inability to obtain financing will inhibit to implement our development strategy, which could require us to diminish or suspend our operations and possibly cease our operations.

We were incorporated on June 21, 2010 under the laws of the state of Nevada.  Our principal office is located at Two Allen Center, 1200 Smith Street, Suite 1600, Houston, Texas 77002.  Our telephone number is (713) 353-8834.

 The Offering:

Securities Being Offered	Up to 10,888,472 shares of common stock.
Offering Price

The selling shareholders will sell our shares at $0.30 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.  The offering price has been arbitrarily determined by us and does not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. We determined the offering price by considering, among other factors, a business valuation that was conducted by our management. There is no assurance of when, if ever, our stock will be listed on the OTCBB or another exchange.

Terms of the Offering

The selling shareholders will determine when and how they will sell the common stock offered in this prospectus. In addition, we are offering up to 10,000,000 shares of our common stock in a direct public offering, on a self-underwritten, best efforts basis, which means that our officer and directors will attempt to sell the shares, without any involvement of underwriters or broker-dealers.

Termination of the Offering

The offering will conclude when all of the  10,888,472 shares of common stock that are being offered by us  and the selling shareholders have been sold, or we decide at any time to terminate the registration of the shares at our sole discretion.  In any event, the offering shall be terminated no later than  one hundred and eighty (180) days from the effective date of this prospectus, unless extended by our board of directors for an additional 90 days.

Securities Issued And to be Issued

383,308,472 shares of our common stock are issued and outstanding as of the date of this prospectus.  888,472 shares of common stock to be sold under this prospectus will be sold by existing shareholders.  In addition, we are offering up to 10,000,000 in a direct public offering.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling shareholders.  However, we will receive proceeds from the shares of our common stock that we sell we sell pursuant to our Direct Public Offering.  See “Use of Proceeds.”

Market for the common stock

There has been no market for our securities.  Our common stock is not traded on any exchange or on the Over-the-Counter market.  After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to become eligible for quotation on the Over-the-Counter Bulletin Board.  We do not yet have a market maker who has agreed to file such application.  There is no assurance that a trading market will develop or, if developed, that it will be sustained.  Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so.

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Summary Financial Information (unaudited)

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	September 30, 2011	As of September 30, 2010
Balance Sheet
Total Assets	$599,332	$45,115
Total Liabilities	$83,442	$309,561
Stockholders’ Equity (Deficit)	$515,890	$(264,446)
	For the year ended September 30, 2011	Period from June 21, 2010 (date of inception) to September 30, 2011
Income Statement
Revenue	$120,558	$120,558
Total Cost of Goods Sold	$368,372	$368,372
Total Operating Expenses	$257,139	$281,086
Net Loss	$(504,381)	$(528,327)

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

IF WE DO NOT OBTAIN ADDITIONAL FINANCING, OUR BUSINESS WILL FAIL.

Our business plan calls for ongoing expenses in connection with the marketing and development of enzyme products.  We have  generated revenues of $120,558 from our inception to  September 30, 2011.

While at September 30, 2011, we had cash on hand of  $543,764 we have accumulated a of   $281,086  in business development and administrative expenses.  At this rate, we anticipate that additional funding will be needed for general administrative expenses and marketing costs.

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In order to expand our business operations, we anticipate that we will have to raise additional funding.  If we are not able to raise the capital necessary to fund our business expansion objectives, we may have to delay the implementation of our business plan.

We do not currently have any arrangements for financing.  Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and initial results from our business operations.  These factors may impact the timing, amount, terms or conditions of additional financing available to us.  The most likely source of future funds available to us is through the sale of additional shares of common stock or advances from our sole director.

WE ONLY HAVE LIMITED OPERATIONS AND WE HAVE NOT GENERATED SIGNIFICANT REVENUES OR PROFIT TO DATE.  THERE IS NO ASSURANCE OUR FUTURE OPERATIONS WILL RESULT IN PROFITABLE REVENUES.  IF WE CANNOT GENERATE SUFFICIENT REVENUES TO OPERATE PROFITABLY, WE MAY HAVE TO CEASE OPERATIONS

We were incorporated on June 21, 2010.  We have just started our proposed business operations and have only realized minimal revenues.  We  only  have  limited operations upon which an evaluation of our future success or failure can be made.  Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to earn profit by developing and marketing enzyme products.  We cannot guarantee that we will be successful in generating significant revenues and profit in the future.  Failure to generate significant revenues and profit will cause us to suspend or cease operations.

BECAUSE OUR AUDITORS HAVE ISSUED A GOING CONCERN OPINION, THERE IS SUBSTANTIAL UNCERTAINTY THAT WE WILL CONTINUE OPERATIONS IN WHICH CASE YOU COULD LOSE YOUR INVESTMENT.

 Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months.  The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business.  As such we may have to cease operations and you could lose your investment.

THERE IS NO MINIMUM OFFERING AND THEREFORE YOUR INVESTMENT MAY BE USED EVEN THOUGH SUCH INVESTMENT WILL NOT SATISFY OUR CAPITAL REQUIREMENTS TO COMPLETE ANY PROJECT.

Our directors have not specified a minimum offering amount and there in no escrow account in operation. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives or proceed with our operations due to a lack of interest in this offering. If this were to occur, we might be forced to curtail or abandon our operations with a loss to investors who purchase stock under this Prospectus.

If Yi Lung Lin, our sole officer, should resign or die, we will not have a chief executive officer.  thIS could result in our operations suspending, AND you could lose your investment.

We depend on the services of our sole officer and director, Yi Lung Lin, for the future success of our business.  The loss of the services of Mr. Lin could have an adverse effect on our business, financial condition and results of operations.  If he should resign or die we will not have a chief executive officer.  If that should occur, until we find another person to act as our chief executive officer, our operations could be suspended.  In that event it is possible you could lose your entire investment.  We do not carry any key personnel life insurance policies on Mr. Lin and we do not have a contract for his services.

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WE MAY HAVE DIFFICULTY ATTRACTING AND RETAINING SKILLED PERSONNEL.  OUR FAILURE TO DO SO COULD CAUSE US TO GO OUT OF BUSINESS.

Our future success will depend in large part on our ability to attract and retain highly skilled management, sales, marketing, and finance and product development personnel.  Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting or retaining such personnel.  Failure to attract and retain such personnel could have a material adverse effect on our operations and financial condition or cause us to go out of business.

WE WILL NEED SIGNIFICANT CAPITAL REQUIREMENTS TO CARRY OUT OUR BUSINESS PLAN, AND WE WILL NOT BE ABLE TO FURTHER IMPLEMENT OUR BUSINESS STRATEGY UNLESS SUFFICIENT FUNDS ARE RAISED, WHICH COULD CAUSE US TO DISCONTINUE OUR OPERATIONS.

We will require significant expenditures of capital in order to acquire and develop our planned operations.  We plan to obtain the necessary funds through private equity offerings.  We may not be able to raise sufficient amounts from our planned sources.  In addition, if we drastically underestimate the total amount needed to fully implement our business plan, our ability to continue our business will be adversely affected.

Our ability to obtain additional financing is subject to a number of factors, including market conditions, investor acceptance of our business plan, and investor sentiment.  These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us.  If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure.  In such an event, we intend to implement expense reduction plans in a timely manner.  However, these actions would have material adverse effects on our business, revenues, operating results and prospects, resulting in a possible failure of our business.

WE MAY BE SUSCEPTIBLE TO AN ADVERSE EFFECT ON OUR BUSINESS DUE TO THE CURRENT WORLDWIDE ECONOMIC CRISIS

Our market and sales results could be greatly impacted by the current worldwide economic crisis, making it difficult to reach sales goals and thus generate significant revenue.

WE HAVE NO EXPERIENCE AS A PUBLIC COMPANY.  OUR INABILITY TO SUCCESSFULLY OPERATE AS A PUBLIC COMPANY COULD CAUSE YOU TO LOSE YOUR ENTIRE INVESTMENT.

We have never operated as a public company.  We have no experience in complying with the various rules and regulations, which are required of a public company.  As a result, we may not be able to operate successfully as a public company, even if our operations are successful.  We plan to comply with all of the various rules and regulations, which are required of a public company.  However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.  Our inability to operate as a public company could be the basis of your losing your entire investment.

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WE WILL INCUR INCREASED COSTS AS A RESULT OF BEING A PUBLIC COMPANY

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company.  Moreover, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Stock Market, has imposed additional requirements on corporate governance practices of public companies.  We expect these new rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly, which may have a materially adverse impact on our business.

U.S. INVESTORS MAY EXPERIENCE DIFFICULTIES IN ATTEMPTING TO EFFECT SERVICE OF PROCESS AND TO ENFORCE JUDGMENTS BASED UPON U.S. FEDERAL SECURITIES LAWS AGAINST THE COMPANY AND ITS SOLE NON-U.S. RESIDENT OFFICER AND OUR DIRECTORS AND A U.S. OR FOREIGN PLAINTIFF MAY LACK STANDING OR OTHERWISE BE UNABLE TO BRING A LAWSUIT IN A TAIWANESE OR CHINESE COURT, INCLUDING A CASE WHICH IS PREDICATED UPON U.S. SECURITIES LAWS.

Our sole officer and all of our directors are not residents of the United States.  Consequently, it may be difficult for investors to effect service of process on Mr. Lin and our other directors in the United States and to enforce judgments obtained in United States courts against Mr. Lin based on the civil liability provisions of the United States securities laws.  Since all our assets are located in Taiwan it may be difficult or impossible for U.S. investors to collect a judgment against us.  As well, any judgment obtained in the United States against us may not be enforceable in the United States.

In addition, a U.S. or foreign plaintiff may lack standing or otherwise be unable to bring a lawsuit in a Taiwanese court, including a case which is predicated upon U.S. securities laws.

THE SAFETY AND EFFECTIVENESS OF OUR PRODUCTS IS NOT SUBJECT TO CLINICAL TESTING AND THE VARIOUS GOVERNMENTAL REGULATORY BODIES OVERSEEING THE PROMOTION AND SALE OF OUR PRODUCTS IN OUR TARGET MARKETS HAVE NOT VERIFIED ANY OF THE POSITIVE HEALTH BENEFITS THAT WE ATTRIBUTE TO OUR PRODUCTS, AND THAT ANY CLAIM OF HEALTH BENEFITS THAT WE MAKE WITH RESPECT TO OUR PRODUCTS HAS NOT BEEN INDEPENDENTLY SUBSTANTIATED AND THEREFORE OUR PRODUCTS MAY NOT PRODUCE THE POSITIVE HEALTH BENEFITS THAT WE ASCRIBE TO THEM.

The safety and effectiveness of our products is not subject to clinical testing and the various governmental regulatory bodies overseeing the promotion and sale of our products in our target markets have not verified any of the positive health benefits that we attribute to our products, and that any claim of health benefits that we make with respect to our products has not been independently substantiated and therefore our products may not produce the positive health benefits that we ascribe to them.  If our products are deemed not be safe or effective or if our products our clinically tested and found not to provide the health benefits that we ascribe to them, this could have material adverse effects on our business, revenues, operating results and prospects, resulting in a possible failure of our business and the loss of your investment.

OUR TWO DIRECTORS HAVE OTHER BUSINESS INTERESTS OFFICERS HAVE OTHER BUSINESS INTERESTS WHICH MAY LIMIT THE AMOUNT OF TIME THEY CAN DEVOTE TO OUR COMPANY AND POTENTIALLY CREATE CONFLICTS OF INTEREST.

Our directors have other business interests in that Mr. Lin Yi Lung is also the Managing Director of Access Finance, Securities (NZ) Limited and Access Management Consulting and Marketing Pte Ltd and Chief Executive Officer for Access Equity Capital Management Corp.  As well, Mr. Chen Wen Hsu is the General Manager of Taiwan Cell Energy Enzymes Corp. (Taiwan Cell Energy Enzymes Corp.'s main business is to market and distribute ProCellax range of enzyme products in Taiwan acting in the capacity as the Sole Country Distributor.  They are not selling any other enzyme products, and therefore, there is no conflict of interest or competition with our business).  This means that both gentlemen are unable to work full time for our Company.  This might eventually lead to business failure.  Mr. Lin plans to devote 35 hours a week to our business and Mr. Hsu plans to devote 5 hours a week to our affairs which may lead to periodic interruptions of business operations.  Unforeseen events may cause this amount of time to become even less.

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WE ONLY HAVE ONE OFFICER AND TWO DIRECTORS, MESSRS. LIN AND HSU, WHICH MAY LEAD TO FAULTY CORPORATE GOVERNANCE.

We have two directors and one executive officer who make all the decisions regarding corporate governance.  This includes their (executive) compensation, accounting overview, related party transactions and so on.  They will also have full control over matters that require Board of Directors approval.  This may introduce conflicts of interest and prevent the segregation of executive duties from those that require Board of Directors’ approval.  This may lead to ineffective disclosure and accounting controls.  None compliance with laws and regulations may result in fines and penalties.  They would have the ability to take any action as they themselves review them and approve them.  They would exercise control over all matters requiring shareholder approval including significant corporate transactions.  We have not implemented various corporate governance measures nor have we adopted any independent committees as we presently do not have any independent directors.

OUR SOLE OFFICER AND TWO DIRECTORS MESSRS. LIN AND HSU HAVE ENTERED INTO SEVERAL AGREEMENTS ENCOMPASSING THE MAJORITY OF OUR COMPANY’S OPERATIONS WITH ENTITIES CONTROLLED BY MESSRS. LIN AND HSU.

Our sole officer and two directors Messrs. Lin and Hsu have entered into several agreements encompassing the majority of our company’s operations with entities that they control..   Mr. Lin (through  Access Management Consulting and Marketing Pte. Ltd, and Access Finance and Securities (NZ) Limited , both entities that he controls) has entered into the following agreements:  Sole Marketing Agent Agreement dated September 21, 2010; Manager Consulting Service Agreement dated July 6, 2010 and Securities Placement Agent Service Agreement dated July 6, 2010.  Mr. Hsu (through Taiwan Cell Energy Enzymes Corp., an enitity  that he controls) has entered into the following agreements: Sole Distributorship Agreement (General Outlet - Human Consumption) and Private Placement both dated October 11, 2010.   Because of that, there are no independent directors to approve the terms of the agreements, and that the agreements may not be as favorable to shareholders as agreements that would have been negotiated with non-affiliated entities.  Potential conflicts of interest arising from these agreements existed at the time that the agreements were executed.

OUR SOLE OFFICER AND TWO DIRECTORS HAVE NO FORMAL TRAINING IN FINANCIAL ACCOUNTING AND THEY ARE NOT CAPABLE OF PREPARING U.S. GAAP FINANCIAL STATEMENTS AND THEREFORE ARE REQUIRED TO HIRE ADDITIONAL EXPERIENCED PERSONNEL TO ASSIST US WITH THE PREPARATION THEREOF.

Because our sole officer and two directors have no formal training in financial accounting or preparing U.S. GAAP Financial Statements, they will be required to hire additional experienced personnel to assist us with the preparation thereof.  In the event that we are unable to engage experienced personnel to prepare the financial statements according to U.S. GAAP, we may not be able to provide effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties or assessments against us.

RISKS RELATED TO OUR INDUSTRY

CURRENCY EXCHANGE RATE FLUCTUATIONS MAY INCREASE OUR COSTS.

The exchange rates between the U.S. dollar and non-U.S. currencies in which we conduct our business have and will likely fluctuate in the future.  Any appreciation in the value of these non-U.S. currencies would result in higher expenses for our company.  We do not have any hedging arrangements to protect against such exchange rate exposures.

IMPORT/EXPORT REGULATIONS AND TARIFFS MAY CHANGE AND INCREASE OUR COSTS.

We are subject to risks associated with the regulations relating to the export of products. We cannot predict whether the export of our products will be adversely affected by changes in, or enactment of new quotas, duties, taxes or other charges or restrictions imposed by the Asian countries in the future. Any of these factors could have a material adverse effect on our operating costs.

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RISKS RELATED TO OUR OFFERING

Our shares of common stock are subject to the “penny stock’ rules of the Securities and Exchange Commission and the trading market in our securities will be limited, which will make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks.”  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules.  If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained.  We intend to have a market maker apply for admission to quotation of our securities on the Over-the-Counter Bulletin Board after the Registration Statement relating to this prospectus is declared effective by the SEC.  We do not yet have a market maker who has agreed to file such application.  If for any reason our common stock is not quoted on the Over-the-Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the share may have difficulty selling their common stock should they desire to do so.  No market makers have committed to becoming market makers for our common stock and none may do so.

ANY ADDITIONAL FUNDING WE ARRANGE THROUGH THE SALE OF OUR COMMON STOCK WILL RESULT IN DILUTION TO EXISTING SHAREHOLDERS.

We must raise additional capital in order for our business plan to succeed.  Our most likely source of additional capital will be through the sale of additional shares of common stock.  Such stock issuances will cause stockholders' interests in our company to be diluted.  Such dilution will negatively affect the value of investors’ shares.

YOUR PERCENTAGE OWNERSHIP IN US MAY BE DILUTED BY FUTURE ISSUANCES OF CAPITAL STOCK, WHICH COULD REDUCE YOUR INFLUENCE OVER MATTERS ON WHICH STOCKHOLDERS VOTE.

Our Board of Directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options or shares that may be issued to satisfy our payment obligations.  Issuances of additional common stock would reduce your influence over matters on which our stockholders vote.

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WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO EARN A RETURN ON YOUR INVESTMENT WITH US.

We have never paid any dividends on our common stock.  We do not expect to pay cash dividends on our common stock at any time in the foreseeable future.  The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider.  Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.  Therefore, you may have difficulty earning a return on your investment with us.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the “Risk Factors” section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.  However, we will be receiving funds from our direct public offering.  We are offering up to 10,000,000 shares in a direct public offering, withoutthe involvementof underwriters or broker-dealers.

Based on the maximum offering price, we estimate that our net proceeds from the Offering, after deducting commission and other estimated expenses payable in relation to the Offering (estimated to be $ 331,500 ) will be approximately $ 2,668,500.  We cannot guarantee that we will sell any or all of the shares being offered by us.  This is a best efforts offering with no minimum offering amount.

We intend to use our net proceeds from the Offering for the following purposes:

  approximately $500,000 for enzyme research and development including the establishment of laboratory research with clinical test facility;
  approximately $200,000 for the purchase of computers, computer software, office equipment and furniture and fittings; and
  approximately  $1,968,500 for working capital.

The foregoing represents our best estimate of our allocation of our net proceeds from the Offering based on our current plans and estimates regarding our anticipated expenditures.  Actual expenditures may vary from these estimates, and we may find it necessary or advisable to re-allocate our net proceeds within the categories described above or to use portions of our net proceeds for other purposes.

Pending the use of our net proceeds in the manner described above, we may also use our net proceeds for our working capital, place the funds in fixed deposits with banks and financial institutions or use the funds to invest in short-term money market instruments, as our Directors may deem appropriate in their absolute discretion.

We estimate that the expenses of the Offering and the application for listing, including the underwriting fees and selling commission, and all other incidental expenses relating to the Offering, will amount to approximately $ 331,500 .

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Our direct public offering is being made on a self-underwritten basis - with no minimum and a maximum of $3,000,000.  The table below sets forth the use of proceeds if 25%, 50%, 75% or 100% is sold.

	25%	50%	75%	100%
Gross Proceeds	$750,000	$1,500,000	$2,250,000	$3,000,000
Offering Expenses	$331,500	$331,500	$331,500	$331,500
Net Proceeds	$418,500	$1,168,500	$1,918,500	$2,668,500

The proceeds will be used as follows:

	25%	50%	75%	100%
Enzyme research and development	$200,000	$300,000	$400,000	$500,000
Purchase of computer, office equipment, furniture & fixtures	$50,000	$100,000	$150,000	$200,000
Working Capital	$168,500	$768,500	$1,368,500	$1,968,500
Total	$418,500	$1,168,500	$1,918,500	$2,668,500

Determination of Offering Price

The selling shareholders will sell our shares at $0.30 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

There is no assurance of when, if ever, our stock will be listed on the OTCBB or another exchange.

We will be selling the shares in our direct public offering at $0.30 per share.  There is no established public market for the securities being registered.  As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value.  In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.  Accordingly, the offering price should not be considered an indication of the actual value of our securities.

In determining the initial public offering price of the shares we considered several factors including the following:

•         the risks we face as a business;

•         prevailing market conditions, including the history and prospects for the industry in which we compete;

•         our future prospects; and

•         our capital structure.

The above is an exhaustive list of factors we used to determine our initial public offering price.  Taking into consideration a review of the above factors, our management was of the view that $0.30 per share is a fair valuation of our initial public offering price due to our capital structure, strong financial position, our advanced development of our products as well as our unique position within the enzymes industry.

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Dilution

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

The calculations below are based upon  383,308,472  common shares issued and outstanding and, a net tangible book value of $490,069 or $0.001 per share of common stock as of   September 30, 2011.

You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

The following assumes the sale of 100% of the shares of common stock in this offering.  After giving effect to the sale of 10,000,000 shares at an offering price of $0.30 per share of common stock our net tangible book value as of the closing of this offering would increase from  $0.001 to $0. 009 per share.  This represents an immediate increase in the net tangible book value of approximately $ 0.008 per share to current shareholders, and immediate dilution of about  $ 0.291 per share to new investors, as illustrated in the following table:
Public offering price per share of common stock	$$0.300
Net tangible book value per share prior to offering	$0.001
Increase per share attributable to new investors	$0.008
Net tangible book value per share after offering	$0.009
Dilution per share to new investors	$0.291
Percentage dilution	$97%

The following assumes the sale of 75% of the shares of common stock in this offering.  After giving effect to the sale of 7,500,000 shares at an offering price of $0.30 per share of common stock our net tangible book value as of the closing of this offering would increase from  $0.001 to $0.007per share.  This represents an immediate increase in the net tangible book value of approximately  $0.006per share to current shareholders, and immediate dilution of about  $0.293 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$0.3000
Net tangible book value per share prior to offering	$0.001
Increase per share attributable to new investors	$0.006
Net tangible book value per share after offering	$0.007
Dilution per share to new investors	$0.293
Percentage dilution	$98%

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The following assumes the sale of 50% of the shares of common stock in this offering.  After giving effect to the sale of 5,000,000 shares at an offering price of $0.30 per share of common stock our net tangible book value as of the closing of this offering would increase from $0.001 to $0.005 per share.  This represents an immediate increase in the net tangible book value of approximately $0.004 per share to current shareholders, and immediate dilution of about $0.295 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$0.300
Net tangible book value per share prior to offering	$0.001
Increase per share attributable to new investors	$0.004
Net tangible book value per share after offering	$0.005
Dilution per share to new investors	$0.295
Percentage dilution	$98%

The following assumes the sale of 25% of the shares of common stock in this offering.  After giving effect to the sale of 2,500,000 shares at an offering price of $0.30 per share of common stock our net tangible book value as of the closing of this offering would increase from $0.001 to $0.003 per share.  This represents an immediate increase in the net tangible book value of approximately $0.002 per share to current shareholders, and immediate dilution of about $0.297 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$0.300
Net tangible book value per share prior to offering	$0.001
Increase per share attributable to new investors	$0.002
Net tangible book value per share after offering	$0.003
Dilution per share to new investors	$0.297
Percentage dilution	$99%

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Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 888,472shares of common stock offered through this prospectus, not including our direct public offering.  These shares were acquired from us in private placements that were exempt from registration provided under Regulation S of the Securities Act of 1933.  Our reliance upon the exemption under Rule 903 of Regulation S of the Securities Act was based on the fact that the sale of the securities was completed in an "offshore transaction,” as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities.  Each investor was not a US person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a US person.

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

-          the number of shares owned by each prior to this offering;

-          the total number of shares that are to be offered for each;

-          the total number of shares that will be owned by each upon completion of the offering; and

-          the percentage owned by each upon completion of the offering.

Name Of Selling Shareholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares to Be Owned Upon Completion Of This Offering	Percentage of Shares owned Upon Completion of This Offering
Access Equity Capital Management Corp. (1)	50,000,000	25,000	49,975,000	13.0%
Access Finance and Securities (NZ) Limited (2)	100,000,000	25,000	99,975,000	26.1%
Hsi-Ling Chang	6,667	6,667	Nil	Nil
I-Jen Chen (3)	20,010,000	50,000	19,960,000	5.2%
Jen-Yi Chen	6,667	6,667	Nil	Nil
Mei-Yu Chen	7,000	7,000	Nil	Nil
Ming-Sheng Chen	4,800	4,800	Nil	Nil
Yi-Chou Chen (4)	20,010,000	50,000	19,960,000	5.2%
Yong-Liang Chen	7,000	7,000	Nil	Nil
Chiu-Hsiang Chen Wu	7,000	7,000	Nil	Nil
Ssu-Yu Chou	2,800	2,800	Nil	Nil
Chun-Min Chu	2,800	2,800	Nil	Nil
Chu-Ao Fang	25,000	25,000	Nil	Nil
Chao-Yuan Hsieh	6,667	6,667	Nil	Nil
Chen-Wen Hsu (5)	6,000,000	50,000	5,950,000	1.6%
Ching-Ming Hsu	2,000,000	50,000	1,950,000	(8)
Fu-Chung Hsu	6,667	6,667	Nil	Nil
Hui-Cheng Hsu Lin	1,875,000	50,000	1,825,000	(8)
Chien-Yi Huang	6,667	6,667	Nil	Nil
Hsiu-Lien Huang	10,000	10,000	Nil	Nil
Pi-Chiu Huang	2,800	2,800	Nil	Nil
Shih-Ming Huang	2,800	2,800	Nil	Nil
Ya-Lin Jao	6,000,000	50,000	5,950,000	1.6%
Chi-Ju Lee	2,800	2,800	Nil	Nil
Shun-Li Li	6,667	6,667	Nil	Nil
Hsuan-I Lin	7,000	7,000	Nil	Nil
Jong-Tsun Lin	25,000	25,000	Nil	Nil
Shu-Chen Lin	6,667	6,667	Nil	Nil
Shu-Hui Lin	6,667	6,667	Nil	Nil
Tzu-Yin Lin	18,000	18,000	Nil	Nil
Hsiao-Ping Liu	18,000	18,000	Nil	Nil
Yueh-E Lo	18,000	18,000	Nil	Nil
Hsin-Yin Lu	6,667	6,667	Nil	Nil
Pei-Ching Pai	1,875,000	50,000	1,825,000	(8)
Chi-Hua Shih	6,667	6,667	Nil	Nil
Chin-Lien Sun	7,000	7,000	Nil	Nil
Taiwan Cell Energy Enzymes Corp. (6)	125,000,000	50,000	124,950,000	32.6%
Kuei-Hua Tsai	5,625,000	50,000	5,575,000	1.5%
Ching-Tsung Tseng	6,667	6,667	Nil	Nil
Tz-Jie Tseng	6,667	6,667	Nil	Nil
Yen-Lun Tseng	6,667	6,667	Nil	Nil
Chiung-Hui Wang	6,667	6,667	Nil	Nil
Hsiu-Yu Wang	6,667	6,667	Nil	Nil
Huei-Ling Wang (7)	38,625,000	50,000	38,575,000	10.1%
An-Ya Wu	6,000,000	50,000	5,950,000	1.6%
Ching-Pao Wu	6,667	6,667	Nil	Nil
En-Chi Wu	7,000	7,000	Nil	Nil
Hsueh-Wei Yang	7,000	7,000	Nil	Nil

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(1)   Yi Lung Lin, our President, has voting and investment control over shares held by Access Equity Capital Management Corp.

(2)   Yi Lung Lin, our President, has voting and investment control over shares held by Access Finance and Securities (NZ) Limited.

(3)   I-Jen Chen is a former director on our Board of Directors.

(4)   Yi-Chou Chen is a former director on our Board of Directors.

(5)   Chen Wen Hsu is a director on our Board of Directors.

(6)   Chen Wen Hsu is a director on our Board of Directors, and has voting and investment control over shares held by Taiwan Cell Energy Enzymes Corp.

(7)   Huei-Ling Wang is the wife of our President Yi Lung Lin.

(8)   Less than 1%.

The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on  383,308,472 shares of common stock outstanding on the date of this prospectus.

Other than disclosed above, none of the selling shareholders:

1.                  has had a material relationship with us other than as a shareholder at any time within the past three years;

2.                  has ever been one of our officers or directors;

3.                  is a broker-dealer; or broker-dealer's affiliate.

In addition, we are offering up to 10,000,000 shares of common stock on a direct public offering, without any involvement of underwriters or broker-dealers, no minimum.  The offering price is $0.30 per share or prevailing market prices.  All of the shares covered by this prospectus are being offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

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Plan of Distribution

We are offering up to 10,000,000 shares of our common stock in a direct public offering, on a self-underwritten, best efforts basis, which means that our officer and directors will attempt to sell the shares, without any involvement of underwriters or broker-dealers.  This prospectus will permit our officer and directors   to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares that they may sell.  Our officer and directors will sell the shares and intends to offer them to friends, family members and business acquaintances.  In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934.  The intended methods of communication include, without limitations, telephone and personal contact.  For more information, see the section of this prospectus entitled "Plan of Distribution”.  The shares will be offered at a fixed price of $0.30 per share for a period of one hundred and eighty (180) days from the effective date of this prospectus, unless extended by our board of directors for an additional 90 days.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions.  There are no arrangements, agreements or understandings with respect to the sale of these securities.

The selling shareholders will sell our shares at $0.30 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.  The offering price has been arbitrarily determined by us and does not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value.  There is no assurance of when, if ever, our stock will be listed on an exchange or quotation system.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144, when eligible.

If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.  If these shares being registered for resale are transferred from the named selling shareholders and the new shareholders wish to rely on the prospectus to resell these shares, then we must first file a prospectus supplement naming these individuals as selling shareholders and providing the information required concerning the identity of each selling shareholder and he or her relationship to us.  There is no agreement or understanding between the selling shareholders and any partners with respect to the distribution of the shares being registered for resale pursuant to this registration statement.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

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The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.      Not engage in any stabilization activities in connection with our common stock;

2.      Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.      Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

-          contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

-          contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements;

-          contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

-          contains a toll-free telephone number for inquiries on disciplinary actions;

-          defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

-          contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

-          bid and offer quotations for the penny stock;

-          the compensation of the broker-dealer and its salesperson in the transaction;

-          the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

-          monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling those securities.

In addition, we are offering up to 10,000,000 shares of common stock on a direct public offering, without any involvement of underwriters or broker-dealers, no minimum.  The offering price is $0.30 per share or prevailing market prices.  The shares are being offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

20

Description of Securities

General

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As of   September 30 , 2011 , there were  383,308,472 shares of our common stock issued and outstanding that are held by  50 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.  Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We do not have an authorized class of preferred stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

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Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Dean Law Corp. has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus have been audited by M&K CPAS, PLLC to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Description of Business

General

We were incorporated in the State of Nevada on June 21, 2010.

We are a start-up company and our main focus is to promote, market, distribute and export enzyme products to the Asian market, to begin with, Taiwan, and then followed by China, Hong Kong, Macau, Thailand, Malaysia, Singapore and Sri Lanka.  These enzyme products are specifically formulated for our marketing and distribution under contract manufacturing arrangements.  There are two contracted OEM manufacturers, one in Taiwan and the other in the United States. We have contracted with Specialty Enzymes and Biochemicals Co. (Advanced Supplemental Therapies or AST Enzymes) to be our OEM Manufacturer in the United States.  They are located in Chino, California.

In addition, the materials terms of our agreement with them are as follows:

                    products ordered by us are specially formulated for our distribution;
                    products will be marketed under our private label;
                    we will have access to laboratory testing facilities; and
                    they will supply us with technical product informationand support.

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Enzymes are not living things, they are inanimate like minerals.  But unlike minerals, they are made by living cells.  Thus, enzyme is a catalyst responsible for biochemical reactions in living things (including animals, plants, microorganisms), synthesis, decomposition, oxidation, transfer and isomerization ; is the process by which one molecule is transferred into another molecule which has exactly the same atoms, but the atoms are rearranged.

Without enzyme, the lack of it or with its destruction, biotic phenomena would stop, DNA would undergo a drastic change, unusual illnesses would occur and metabolism would become abnormal, among others.  Hence, we can conclude that “Biotic phenomena are testimonies of enzyme’s activities.”

Enzyme is actually a complex globule protein.  It reacts optimally under body temperature.  Reaction takes many times faster with added enzymes.  Therefore, regular consumption of enzyme is good to our well-being.  In fact it has been categorized under “GRAS” (Generally Regarded As Safe) by the Food and Drug Administration.  Our body loses enzymes as we grow old.  It has been proven that many chronic, hereditary diseases and functional imbalance are caused by the deficiency of certain enzymes, for example, lipase (fat enzyme) deficiency causes hepatic diseases, diabetes and Vitamin A deficiency.  Amylase (carbohydrate enzyme) deficiency results in liver diseases and gastro enteric diseases.  An enzyme is neither a drug, medicine nor a herb.  It is the “Cell Activator.”  It is extracted from fruits and vegetables.  It can be a natural complex enzyme, plant-based complex enzyme or microbial enzyme.  It is for the body cell.  It is the “Cell Activator; refers to the enzymes catalyze and regulate every biochemical reaction that occurs within the human body, making them essential to cellularfunction and health.”  Human beings and animal will die without enzyme.  Therefore, there are two types of enzyme products, Enzyme for Human Consumption and Enzyme for Animal consumption that we intend to promote, market, distribute and export.

We were  appointed by Origo Biochemical Technologies Inc, Taiwan as their Sole Export Marketing Agent to market their enzyme products for human consumption to Thailand and business has started since July 1, 2010.  On February 16, 2011 we provided Origo with a notice of termination for our agreement due to breach of contract, and as such have terminated our relationship with them.

The termination of the agreement with Origo has had a minimal impact on our business.  In fact, we were able to replace them as our enzyme manufacture and have been able to introduce two new products, namely, ProCellax DG2 and ProCellax VDIHF.  These two new products will be manufactured and supplied by Specialty and Biochemicals Co (Advance Supplemental Therapies) in Chino, California, USA.  They are our present OEM Manufacturer.  Since Specialty and Biochemicals Co. is based in the United States, it will allow us to change our strategy to promoting US-made enzyme products.

Our goal is to commence promoting, marketing, distribution and export of the enzyme products specifically formulated for us, packed under our private label, pursuant to the contract manufacturing arrangements for the Asian market by the appointment of country sole distributor for each category of the enzyme products.  These country sole distributors will in turn distribute it to wholesalers and retailers for resale to the general public for consumption, following the Multi-Level Marketing – Franchise Investor Dealer Related (MLM-FIDR) concept.

We intend to distribute ourenzyme products to wholesalers who will then re-distribute to dealers.  The dealers will then distribute it to retailers for retailing to consumers, the general public.  Attractive incentive bonus will be awarded to wholesalers, dealers, retailers and to consumers.  The attractive bonuses that we will be offering are issuing inventory or stock-in-trade to country sole distributors who has qualified or met their annual purchase quota.  In addition, we will pay for the air tickets and hotel accommodation (room only) for the top tenstate distributors, dealers and retailers of each country and the country sole distributor for tourism to a country or destination determined by us.

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These wholesalers, dealers and retailers are probably shareholders of the country sole distributor and the country sole distributor is entitled to invest in our business by way of private placement.  Therefore, effective sales and marketing is achieved through strong one on one selling but also effective retail distribution and management.  This is supported by our GEEC Enzyme Club activities for our enzyme consumers whose membership is free of charge.

Concept of Multi-Level Marketing – Franchise Investor Dealer Related (MLM-FIDR)is the direct selling of ourrange of enzyme products to consumers which products are distributed through a chain of distribution channel, for example, the country sole distributor (importer) will supply the products to appointed state distributors (wholesalers) who re-distribute the products to dealers and retailers.  Dealers can be individualsor companies.  This system requires the country sole distributor, state distributors, dealers and retailers, to all collectively invest in our business while overriding commissionsarepaid by the country sole distributor all the way downthe chain.  This concept does not attract a membership system to sell our products.  The investors were given a franchised dealership to sell our products.

The Multi-Level Marketing-Franchised Investor Dealer Related (MLM-FIDR) is a marketing concept to encourage Sole Country Distributors to market and distribute our ProCellax range of enzyme products in their respective countries by way of franchising dealership (wholesalers and retailers whether they are corporate or individual) under the Sole Country Distributor’s distribution channel, to sell our ProCellax range of enzyme products.  This type of Outlet is called or referred to as the General Outlet.  It is distinguished from other Outlets in the sense that the selling process adopted by the Sole Country Distributor may be in a form of a combination of traditional distribution and/or a partial Multi-Level Networking concept.  The elements in the MLM-FIDR concept are:

1.      The grant of permission to the Sole Country Distributor to establish as many dealerships in their Territory as they think fit and proper under the franchising model: “GEEC – Eat Right, Long Life” banner.  This means that all of their appointed dealers are permitted to label themselves as the “Authorized GEEC Dealer”.  GEEC is one of our Trademarks.

2.      As our Sole Country Distributor, they enjoy in the participation of our GEEC Enzyme Club Members Activities – worldwide, also in the obtainment of enzyme education and exchange of Enzyme Club Members Exchange Program, with or without charge.

3.      To encourage the Sole Country Distributors to put in their effort in the marketing and distribution of our range of enzyme products, we are prepared to consider and permit them, if they wish, to invest in our Company’s business.  In this way, we are able to establish long and fruitful business relationship between GEEC and the Sole Country Distributors.  They become an investor or shareholder of GEEC, if they invest.  This is a long term strategy.  In fact, an objective strategy, beneficial to both parties.

4.      Initially, it is the Sole Country Distributor that will invest in our Company’s business, not their dealers.  But because we intend to become a public company and our Company’s shares may one day be available for purchase on a market or exchange, the Sole Country Distributor may transfer part of their shares to their dealers as an incentive.  As well, their dealers may purchase shares on the open market.  An analogy to this system flow, the dealers may also transfer some of their shares to their individual customers.  As a result of which, at the end of the day, our Company’s shareholder base is expanded by all these investors who are our consumers, dealers appointed by the Sole Country Distributor, and the Sole Country Distributor.

5.      We do not deal with or sell directly to the general public (direct consumer).  Also, we do not deal or sell directly to the dealers that have been appointed by the Sole Country Distributor.  We only deal or sell to Sole Country Distributors.

6.      The MLM-FIDR concept does not attract membership in order to sell which is a must under the Multi Marketing Networking concept.  As well, we do not pay any commissions because we are not selling memberships.

Aside for the general public consumption or General Outlet Category, a country sole distributor each for Special Outlet – Category A, such as the hospital, medical center, clinic, pharmacies and drug stores.  Category B, for the country armed forces and police force, and Category C, for animal and bird racing such as pigeon racing, will be appointed.

To date, through our duly appointed Marketing Agent, Access Management Consulting and Marketing Pte Ltd, we have entered into one sole distributorship agreement in which a distributor with exclusive right has been appointed for the marketing and distribution of our range of enzyme products for human consumption in the territory of the Republic of China (Taiwan).  The agreement was entered into with Taiwan Cell Energy Enzymes Corporation(“TCEEC”), a marketing and distribution company in Taiwan specialized in the promotion and distribution of enzyme products.  The agreement provides that TCEEC will act as the sole distributor for our products in Taiwan and that we will sell them our products so that they can resell the products to the general public in Taiwan.  In addition, TEEC is required to annually purchase a minimum of $2 million or 10,000 cartons of our products, whichever amount is higher.  This is a performance quota.

The duration of the agreement with Taiwan Cell Energy Enzymes Corporation in their capacity as the Sole Country Distributor for the Territory of Taiwan is five years, expiring on October 11, 2015 (Section 14).  Further, the key provisions of the agreement are as follows:

•           Section 14.1 gives Taiwan Cell Energy Enzymes Corporation the option to renew the agreement for a further five years.

•           Section 14.2 requires Taiwan Cell Energy Enzymes Corporation to give three months advance written notice if they do not intend to renew the agreement.

•           The termination provisions are set out as per Section 15.  Section 15.2.5 permits Taiwan Cell Energy Enzymes Corporation to give three months advance written notice if they wish to terminate the agreement early.

•           Section 16.5 requires a good and acceptable reason for early termination failing which, the injured party can claim damages, including loss of profits.

Our Company’s marketing policy on distribution channels is on the basis of outlet segmentation.  While, there are two types of outlets: General Outlet and Special Outlet.  General Outlet means the mass general market (the general public) that flow our ProCellax range of products for Human Consumption through the MLM-FIDR concept

In order to successfully promote, market and distribute our range of enzyme products for human consumption throughout the general public, we intend to establish a GEEC Enzyme Club and to educate the general public through a series of enzyme education programs including enzyme club exchange program with other enzyme clubs established elsewhere.

As part of our expansion plans, we have begun to target and hope to make contact formal commitments with other marketing and distribution companies for marketing and distribution of our range of enzyme products for human consumption and animal consumption in targeted countries.  This includes the Special Outlet Category, but there is no guarantee that we will be able to do so.

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To date, we have succeeded in the appointment of Taiwan Cell Energy Enzymes Corporation, a marketing and distribution company in Taiwan specialized in the promotion and distribution of enzyme products.  They will distribute our range of enzyme products for human consumption to the general public in Taiwan with an annual purchase quota of US $2 million.  The enzyme market for human consumption is very substantial and how successful we can penetrate and capture the market like Taiwan for example will depend on how successful we are implementing our business plan.  Both enzyme products for human consumption and animal consumption have a tremendous consumption volume in the Asian market.  We plan to begin  to fully  market and distribute our range of enzyme products, under our private label, within the next 12 months. We believe that we will be able to successful commence operations within the next 12 months as we already have key agreements in place with manufacturers of our enzyme products, country sole distributors, as well as sufficient cash resources to begin operations (we had approximately  $  494,606 in our bank accounts as of   January 4, 2012 ).   During the year ended September 30, 2011 we generated revenues of $120,558.

To date, we have taken the following steps to market our products.

Singapore Market – ProAnilax (Animal Consumption):

Our Sole Marketing Agent in Singapore, Access Management Consulting and Marketing Pte. Ltd. (“AMCM”) has sourced an interested party, Yahgo Holdings Pte. Ltd., who wishes to be the ProCellax Sole Country Distributor for Singapore.  However, after we conducted an internal review and understanding of Singapore consumers’ behaviors and buying habits of health supplement products, we determined that it would be more beneficial for us to distribute our products through a pharmaceutical chain store network.  Therefore, AMCM recommended that Guardian Pharmacy, the leading retail chain store in Singapore, with 150 outlets to be our distributor and that we should open up a branch office to service Guardian Pharmacy. We are currently in discussion with Guardian Pharmacy to reach a distribution agreement.

Once we have registered our Branch Office with the relevant Singapore Authorities, we will apply for an import license from the Agri-Food & Veterinary Authority of Singapore and commence exporting ProAnilax into Singapore.  We believe that marketing and distribution will start sometime in middle of 2012.  We intend to employ a local Singaporean as a Salesman to manage this portfolio covering all other target markets where we do not have a Sole Country Distributor for ProAnilax.

Sri Lanka Market – ProCellax (Human Consumption):

AMCM has sourced and introduced A. Baurs & Co Ltd (a public company listed on the Sri Lanka Stock Exchange) to be the ProCellax Sole Country Distributor for Sri Lanka.  They have submitted the ProCellax range of enzyme products for Product Registration in Sri Lanka and are now waiting for a final Product Classification from the Cosmetic, Devices and Drugs Authority.  We believe that exports to Sri Lanka will occur sometime after middle of 2012.

Sri Lanka Market – ProAnilax (Animal Consumption):

AMCM has sourced and introduced CIC Holdings PLC (“CIC”) (a public company listed on the Sri Lanka Stock Exchange) to be the ProAnilax Sole Country Distributor for Sri Lanka.  A sample of ProAnilax has been given to CIC and shortly they will be submitting ProAnilax to the relevant authority for Product Registration.  We expect that exports will commence once approval sought, which should take approximately 6 months or so.

Other ProCellax Markets – Malaysia, Thailand, China, Macau and Hong Kong:

We will commence Product Registration for ProCellax in these markets sometime after the middle of 2012.  Therefore, we expect export to these markets will commence sometime in 2013.

We now have an office in the United States.  It is situated at Two Allen Center, 1200 Smith Street, Suite 1600, Houston, Texas 77002.  Our telephone number is 713 353 8834.  We pay rent for this office.  We intend to upgrade the present office with employment of suitable qualified personnel to manage the sales administration department and product development department.  We also have plans to recruit an enzymologist and establish a laboratory for enzyme research and development with the view to improve our present range of enzyme products, innovation of new enzyme products and to carry out clinical tests.  Our ability to do all these will depend on our financial condition and our ability to secure additional financing, whether through public or private equity or debt financing, arrangements with security holders or other sources to fund the operations.  However, these sources of additional funding may not be available, or if available, may be on terms unacceptable to us.

Enzyme for Human Consumption

On July 1, 2010, we entered into a Sole Export Marketing Agent Agreement with Origo Biochemical Technologies Inc to market their enzyme products for human consumption to Thailand.  On September 21, 2010, we entered into an OEM Manufacturing Agreement with Origo Biochemical Technologies Inc for contract manufacturing a range of enzyme products for human consumption under our private label.  Origo has a monthly production output capacity of about 12 to 15 tons of enzymes in powder form. On February 16, 2011  we provided Origo with a notice of termination for our agreement due to breach of contract, and as such have terminated our relationship with them,

There is a limited enzyme manufacturer in the United States for contract manufacturing for our private label.  On September 21, 2010, we reached an agreement with Specialty Enzymes and Biochemicals Co. (Advanced Supplemental Therapies or AST Enzymes), USA for supplying various types of enzyme product to us under our private label.  Specialty Enzymes and Biochemicals Co.  has been in operation since 1957 and is the largest enzyme manufacturer and enzymes provider in the US.

Both enzyme manufacturers operate under ISO 9001:2000 certified manufacturing facilities using advanced fermentation technologies.

The termination of the agreement with Origo has had a minimal impact on our business.  In fact, we were able to replace them as our enzyme manufacture and have been able to introduce two new products, namely, ProCellax DG2 and ProCellax VDIHF.  These two new products will be manufactured and supplied by Specialty and Biochemicals Co (Advance Supplemental Therapies) in Chino, California, USA.  They are our present OEM Manufacturer.  Since Specialty and Biochemicals Co. is based in the United States, it will allow us to change our strategy to promoting US-made enzyme products.

*** PLEASE NOTE THAT WE ARE NOT SELLING ALL OF THE PRODUCTS WHOSE IMAGES ARE INCLUDED IN OUR PROSPECTUS, AND THAT SOME OF THE PRODUCTS ARE GENERATING MINIMAL REVENUES.  THE PRODUCTS DISPLAYED BELOW ARE PRODUCTS THAT WE EITHER SELL OR THAT WE INTEND TO SELL.***

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We do not manufacture the above enzyme product.  It is specifically formulated for our distribution.  It is packed under our private label pursuant to the contract manufacturing arrangements.  The brand name “ ProCellax FG1” belongs to us, and trademark application filed in the target markets.  We currently sell this product and have earned revenues of $22,680 from the sale of it during the year ended September 30, 2011.

It is a microbial enzyme.  A full-spectrum blend of probiotics; prebiotics and enzymes expertly formulated to help maintain a proper balance of intestinal micro flora and may prevent the growth of Candida.  Micro flora are the billions of tiny organisms that live naturally within the digestive tract.  Candida refers to a yeast-like fungus that may thrive in the intestinal tract, mouth, skin and vagina.

ProCellax FG1 is a dietary supplement.  It comes in capsule form each capsule 500 mg.  There are 180 capsules per bottle.

We do not manufacture the above enzyme product.  It is specifically formulated for our distribution.  It is packed under our private label pursuant to the contract manufacturing arrangements.  The brand name “ProCellax SP” belongs to us, and the trademark application filed in the target markets. We currently sell this product and have earned revenues of $17,010 from the sale of it during the year ended September 30, 2011.

It is a microbial enzyme.  ProCellax SP Serrapeptase is enterically coated to survive the acidic conditions of the stomach.  This allows for greater absorption in the small intestine and thus, greater fibrinolytic activity.  It is a dietary supplement that comes in capsule form, each capsule being 500mg.  There are 60 capsules per bottle.

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We do not manufacture the above enzyme product.  It is specifically formulated for our distribution.  It is packed under our private label pursuant to the contract manufacturing arrangements.  The brand name “ ProCellax E2AF”belongs to us, and trademark application filed in the target markets. We currently sell this product and have earned revenues of $17,010 from the sale of it during the year ended September 30, 2011.

It is a microbial enzyme. ProCellax E2AF is a dietary supplement providing nutritional support for healthy joint function.  An enzyme therapy solution for inflammation management that comes in capsule form; each capsule being 750mg.  There are 90 capsules per bottle.

We do not manufacture the above enzyme product.  It is specifically formulated for our distribution.  It is packed under our private label pursuant to the contract manufacturing arrangements.  The brand name “ProCellax E” belongs to us, and trademark application filed in the target markets. We currently sell this product and have earned revenues of $22,668 from the sale of it during the year ended September 30, 2011.

It is a microbial enzyme.  ProCellax E is a powerful systemic enzyme blend formulated to support normal fibrin metabolism and healthy response to inflammation.  Fibrin metabolism is the breakdown of fibrin, an insoluble protein formed during the normal clotting of blood.

ProCellax E features an enterically coated serrapeptase that can survive the acidic conditions of the stomach.  It is a dietary supplement.  It comes in capsule form each capsule 500mg.  There are 450 capsules per bottle.

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We do not manufacture the above enzyme product.  It is specifically formulated for our distribution.  It is packed under our private label pursuant to the contract manufacturing arrangements. The brand name “ProCellax SNU” belongs to us, and trademark application filed in the target markets. We currently sell this product and have earned revenues of $22,680 from the sale of it during the year ended September 30, 2011.

It is a microbial enzyme, plant enzyme, herbs and vitamins.  ProCellax SNU is a powerful systemic enzyme blend formulated to support a healthy cardiovascular system and to maintain normal fibrin metabolism.  It promotes healthy circulation by reducing excessive fibrin levels and reducing blood viscosity.  It is a dietary supplement.  It comes in capsule form each capsule 500mg.  There are 150 capsules per bottle.

We do not manufacture the above enzyme product.  It is specifically formulated for our distribution.  It is packed under our private label pursuant to the contract manufacturing arrangements. The brand name “ProCellax DG1” belongs to us,and trademark applications have been filed in the target markets. We currently sell this product and have earned revenues of $11,780 from the sale of it during the year ended September 30, 2011.

It is a microbial enzyme, plant enzyme, herbs and vitamins.  ProCellax DG1 is a broad-spectrum digestive enzyme blend formulated to enhance nutrient absorption and bioavailability.  It supports proper digestion of dairy, legumes, cruciferous vegetables, cereal grains, proteins and other foods.  It is a dietary supplement.  It comes in capsule form each capsule 500mg.  There are 90 capsules per bottle.

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We do not manufacture the above enzyme product.  It is specially formulated for our distribution. It is packed under our private label pursuant to the contract manufacturing arrangements.  The brand name “ProCellax DG2” belongs to us, and trademark applications have been filed in the target markets. We currently do not sell this product but do intend to sell it in the near future.

It is a digestive enzyme for gluten relief, with DPP-IV, is formulated to breakdown gluten and casein, as well as other difficult-to-digest proteins in modern foods.  It helps relieve indigestion, gas, bloating, constipation and diarrhea caused by grain and dairy proteins.  It utilizes an array of various proteases for high and low pH conditions of Gl tract.  It is a dietary supplement.  It comes in capsule form each capsule 300 mg.  There are 90 capsules per bottle.

We do not manufacture the above enzyme product.  It is specially formulated for our distribution. It is packed under our private label pursuant to the contract manufacturing arrangements.  The brand name “ProCellax VDIHF” belongs to us, and trademark applications have been filed in the target markets. We currently do not sell this product but do intend to sell it in the near future.

ProCellax VDIHF is a powerful proprietary blend of herbs, plant and microbial proteases, and other antioxidant, antimicrobial and immune-modulating enzymes.  It contains SEBPro V, a unique blend of five protease enzymes.  Proteases – systemic enzymes that break down proteins – support the body’s response to inflammation, promoting immune health.  Therefore, it enhances immune cell function and metabolism.  It is a dietary supplement.  It comes in capsule form each capsule 500 mg.  There are 180 capsules per bottle.

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In summary, our ProCellax range of enzyme products in capsule is displayed below:

ProCellax Range of Enzyme Products in Capsule

30

The following is a ProCellax Enzymes for Human Body Cells Chart, which shows the ProCellax enzyme products applicability to the human body cells to the respective organs:

brain
salivary glands (parotid gland, submandibular gland, sublingual gland)
ProCellax™ DG1
trachea
bronchi
lung, trachea, bronchi, diaphragm
ProCellax™ SP
diaphragm
nose, throat, chest, lung
ProCellax™ SP
heart
ProCellax™ E
ProCellax™ SNU
ProCellax™ SP
spleen
stomach
ProCellax™ DG2
ProCellax™ FG1
ProCellax™ E2AF
ProCellax™ E
ProCellax™ DG1
liver
kidneys
pancreas
ProCellax™ DG1
ureter
large intestine
ProCellax™ DG2
bladder
urethra
appendix
rectum
joints (shoulder, wrist, elbow, knee, ankle), muscle
ProCellax™ E2AF
ProCellax™ E
ProCellax™ SNU
ProCellax™ SP
small intestine
ProCellax™ FG1
ProCellax™ SP
ProCellax™ E2AF

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Eat Right, Long Life.

GEEC™

ProAnilax™ SP3

Multi enzyme blend specially formulated to naturally support a healthy digestive process in dogs and cats.

Distributed by

GenuFood Energy Enzymes Corp.

Two Allen Center • 1200 Smith Street, Suite 1600

Houston, Texas 77002 • United States of America

www.geecenzymes.com

8 50981 00311 4

We do not manufacture the above enzyme product.  It is specifically formulated for our distribution.  It is packed under our private label pursuant to the contract manufacturing arrangements.  The brand name “ProAnilax-SP3” belongs to us, and trademark applications have been filed in the target markets.   We currently do not sell this product but do intend to sell it in the near future.

ProAnilax-SP3 is a product specially formulated for the digestive system of dogs and cats.  It provides natural relief such as dry or scaly hair coat, skin problems, digestive disorders, joint difficulties, immune disorders, excessive shedding, weight problems, allergies, bloating, lethargy, hairballs, flatulence, coprophagia and wound healing.

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Eat Right, Long Life.
GEEC
ProAnilax™ EPET
Multi enzyme blend designed to facilitate movement
as well as tissue and muscle healing.
Distributed by
GenuFood Energy Enzymes Corp.
Two Allen Center • 1200 Smith Street, Suite 1600
Houston, Texas 77002 • United States of America
www.geecenzymes.com
8 50981 00312 1

We do not manufacture the above enzyme product.  It is specifically formulated for our distribution.  It is packed under our private label pursuant to the contract manufacturing arrangements.  The brand name “ProAnilax-EPET” belongs to us, and trademark applications have been filed in the target markets.   We currently do not sell this product but do intend to sell it in the near future.

ProAnilax-EPET is a multi-enzyme blend of non-animal source enzymes containing a combination of proteases as well as other enzymes to facilitate movement as well as tissue and muscle healing.  It contains Rutin, an important bioflavonoid that may help repair damaged tissue.

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Eat Right, Long Life.
GEEC™
ProAnilax™ SW1013
Improves live weight and feed conversion ratio.
Distributed by
GenuFood Energy Enzymes Corp.
Two Allen Center
1200 Smith Street, Suite 1600
Houston, Texas 77002
United States of America
www.geecenzymes.com
8 50981 00313 8

We do not manufacture the above enzyme product.  It is specifically formulated for our distribution.  It is packed under our private label pursuant to the contract manufacturing arrangements.  The brand name “ProAnilax-SW1013” belongs to us, and trademark applications have been filed in the target markets.   We currently do not sell this product but do intend to sell it in the near future.

ProAnilax-SW1013 is a unique blend of enzymes developed especially for swine feed supplementation.  The enzymes encompassing a wide range of activities, aid in the breakdown of organic feed substrates, thereby encouraging the bio-availability of otherwise trapped nutrients, while improving live weight and feed conversion efficiency (feed:gain) in diets based on barley, corn, soybean meal, sunflower meal, whet meal, rapeseed meal and others.  Bio-availability, in pharmacology, is used to described the function of the administered dose of unchanged drug that reaches the systemic circulation.

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GEEC
ProAnilax SEB
Improves live weight and feed conversion ratio.
Distributed by
GenuFood Energy Enzymes Corp.
Two Allen Center
1200 Smith Street, Suite 1600
Houston, Texas 77002
United States of America
www.geecenzymes.com
8 50981 00314 5

We do not manufacture the above enzyme product.  It is specifically formulated for our distribution.  It is packed under our private label pursuant to the contract manufacturing arrangements.  The brand name “ProAnilax-SEB” belongs to us, and trademark applications have been filed in the target markets.   We currently do not sell this product but do intend to sell it in the near future.

ProAnilax-SEB is a unique blend of enzymes developed especially for poultry feed supplementation.  The enzymes encompassing a wide range of activities, aid in the breakdown of organic feed substrates, thereby encouraging the bio-availability of otherwise trapped nutrients, while improving live weight and feed conversion efficiency (feed:gain) in diets based on corn, soybean meal, sunflower meal, wheat meal, rapeseed meal and others.

35

Eat Right, Long Life.
GEEC
ProAnilax™ AFL2500
Improve weight gain of cattle and dairy cows eat more feed and produce 5-15% more milk depending on feed and dosage.
Distributed by
GenuFood Energy Enzymes Corp.
Two Allen Center
1200 Smith Street, Suite 1600
Houston, Texas 77002
United States of America
www.geecenzymes.com
8 50981 00315 2

We do not manufacture the above enzyme product.  It is specifically formulated for our distribution.  It is packed under our private label pursuant to the contract manufacturing arrangements.  The brand name “ProAnilax-AFL2500” belongs to us, and trademark applications have been filed in the target markets.   We currently do not sell this product but do intend to sell it in the near future.

ProAnilax-AFL2500 is a highly concentrated, non-animal, liquid multi-enzyme blend derived from non GMO Trichoderma spp.  It is specially designed to maximize the digestibility and nutritional value of pelletized feed, silage and other forms of ruminant feed.

Sales and Marketing Strategy

We rely on our appointed Marketing Agent to source, select and interview suitable qualified country sole distributor for each Category of our enzyme products.  We therefore intend to rely on those appointed country sole distributors to promote, market and distribute our ProCellax and ProAnilaxrange of enzyme products to the Asian and Asean markets.  We will begin with the Republic of China (Taiwan).  We will require our Marketing Agents to source, select and interview suitable candidates to be our Sole Country Distributors for our range of enzyme products.  Appointing an agent to do this for us will save us from incurring substantial start-up and working expenses related to travelling to various countries to appoint distributors.

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Our enzyme range of products for human consumption

Under the General Outlet Category, the country sole distributor has an annual purchase quota to achieve for the promotion, marketing and distribution of ProCellax range of enzyme products.  The annual purchase quota varies from country to country.  The marketing effort the country sole distributor will follow adopting our Multi-Level Marketing – Franchise Investor Dealer Related concept (MLM-FIDR) concept.  This means that the country sole distributor will distribute the ProCellax range of enzyme products to wholesalers who then re-distribute to dealers.  The dealers will then distribute it to retailers for retailing to consumers, the general public.  Attractive incentive bonus will be awarded to wholesalers, dealers, retailers and to consumers.  These wholesalers, dealers and retailers are probably shareholders of the country sole distributor and the country sole distributor is entitled to invest in our business by way of private placement.  Therefore, effective sales and marketing is achieved through strong one on one selling but also effective retail distribution and management.  This is supported by our GEEC Enzyme Club activities for our enzyme consumers whose membership is free of charge.

Under the Special Outlet Category, the sole country distributor has an annual purchase quota to achieve for the promotion, marketing and distribution of our range of enzyme products directly to hospital, medical center, clinics, pharmacies and drug stores.  Another country sole distributor will be appointed for the supply of our range of enzyme products directly to the country armed forces and police force.

Our enzyme range of products for animal consumption

A sole country distributor each will be appointed for the promotion, marketing and distribution of ProAnilax range of enzyme products to area sub-distributors who in turn re-distribute it directly to farmers and animal clinics, and to dealers providing feed supplement for racing pigeons.

ProAnilax Range of Enzyme Products in Bulk Packed Powder Form

We intend, through our Marketing Agent, to contact as many sole country distributors for we can market our range of enzyme products more effectively.  We could then give them and their wholesalers, dealers and retailers proper enzyme education and dealership program – the MLM-FIDR concept.

To enhance our sales and to advertise our range of enzyme products we distribute, we have registered a domain name: www.geecenzymes.com.  This website is currently under construction and we anticipate that it will display and expose our products, provide free registration to the GEEC Enzyme Club membership, provide enzyme education, and to allow our sole country distributors to place orders for our products.  We will also have a password secured portion of the website where our GEEC Enzyme Club members can log in for enzyme education and membership activities, and a possible link to our appointment sole country distributor’s website for placing orders by its customers.

We also intend to invest and establish GEEC Internet Sales (Pvt) Ltd, a private company to be wholly owned by us base at Sri Lanka responsible for all worldwide internet sales, directly from consumers where in country there is no country sole distributor.

Once launched, our website and GEEC Internet Sales (Pvt) Ltd’s website will be available 24 hours a day, seven day a week allowing our customer service to entertain sole country distributors and dealers and customers to shop our range of enzyme products from their home, office or even from their mobile phone.

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Competition

The enzyme market in Asia and Asean region is still a fairly undeveloped market.  The public is aware about medicine, drug, herb and vitamin pills but not enzymes.  We plan to enter the enzyme business with a chance to be the leader in the distribution of enzyme products in Asia and the Asean region.  For example, our first target market, Taiwan, there is no enzyme product similar to our ProCellax and ProAnilax range of enzyme products.  Notable enzyme manufacturers like Kuo-chi Biotechnology Corp. producing enzymes for Chinese herbal health products; Linden Biological Technology Co. Ltd. producing enzyme for cosmetics; Easy Cure Biotechnology Co. Ltd. produces enzyme as nutrition supplement added with vitamins and minerals under the brand “Lohas”, and China Chemical Pharmaceutical Co. Ltd. producing enzyme mix with additives as a feed for animal.  Imported brand like NOW, a plant-based enzyme product from the US is perhaps the only imported enzyme product promoted in Taiwan.

Competition in this market revolves around price, quality, reliability, product features and activities.  At the dealer/retailer level, competition is based mainly on sales and marketing support programs, such as the dealer’s bonus incentive, advertisement support and GEEC Enzyme Club activities.  We need to create deeper distribution channels via our MLM-FIDR concept and strong brand awareness but do not possess such financial capabilities at this current time.  We may never be able to effectively enter the enzyme business and thus may not be in a position to complete with competitors who enters the market with strong financial means.

Enzyme consumption volume in Asian market – Taiwan

Source: Director-General of Customs, Ministry of Finance, Taiwan

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VALUE AND QUANTITY OF IMPORT

Commodity:  Other Enzymes, and Prepared Enzymes

HS Code:  35079000003

Year	Quantity in KG	Value in NT $1,000	Value in USD
2009	2,720,607	797,873	24,933,531
2008	3,183,778	760,062	23,751,938
2007	2,955,170	728,081	22,752,531
2006	2,594,085	641,297	20,040,531

         The above table does not indicate whether the enzymes are for human consumption or animal consumption nor it is categorized into the types of enzymes.
      Statistic for year 2010 is not available. Our sole distributorship agreement with Taiwan Cell Energy Enzymes Corp calls for an annual purchase quota of US$2 million.  This will represent approximately 7.64% of the imports market share.
      The above statistic excludes domestic production volume.

Compliance with Government Regulation

We currently do not have substantial operations.  However, once we do have a substantial operations, our business will be affected by numerous laws and regulations.  To ensure that our operations are conducted in full and substantial regulatory compliance, as part of our current internal procedures and policies, we will verify and ensure that the OEM manufacturers we contracted in the US have obtained the ISO 9001:2000 certification and to qualify for health food supplement regulations in the Asian and Asean regions.  In Taiwan and other countries suchas China, Hong Kong, Macau, Singapore, Malaysia, Thailand and Sri Lanka, enzyme products are classified as “Food Supplement” and are regulated or governed by the Ministry of Health.

Our ProCellax range of enzyme products come under "Dietary Supplement" in all the target marketsthat we intend to enter.  In Thailand, for example, the complianceprocedure areas follows:

  1.              Firstly, is to file Trademark Application with the Thailand Trademark Office;

  2.              Secondly, we will supply sample, product specifications and quality assurance certification to our appointed Sole Country Distributor.  The importer,  will then apply for the Product License along with the sample, product specifications and quality assurance     certification by way a product registration process with the Food and Drug Authority, Ministry of Health, Thailand.

  3.       Once the Product License is sought, the importer can then commence to import our products.  The Product License is deemed to be the Import License.

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All target markets (countries) have similar procedures.

Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both.  Moreover, changes in any of these laws and regulations could have a material adverse effect on business.  In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

It is important to note that there no actual Statement of Claim of any health benefits on any of our product’s labels.  If we were to have a Statement of Claim on the label, the product could be classified as a medicine, drug or herb, which would require additional regulation.  In all of our target countries, health safety regulations imposed by each relevant Health Authority for food grade enzyme products are all the same.  We do not intend to have any Statement of Claim on any of our labels.

Currently we do not have substantial operations and believe that once we do have substantial operations, we will comply in all material respects with applicable laws and regulations, and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in the enzyme industry.  We do not anticipate any material capital expenditures to comply with federal and state environmental requirements.

Employees

We currently do not have any employees other than our sole officer who devotes approximately 40 hours per week to our operations.

Research and Development Expenditures

We have not incurred any expenditure on research and development since our inception.

Subsidiaries

We currently have one subsidary GEEIS, which is incorporated  in Sri Lanka.

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Patent and Trademarks

We have engaged a patent and  trademark  attorney to file various  trademarks on our behalf.  On February 21, 2011, three applications, namely, ProCellax, ProAnilax, and GEEC have been filed with the United States Patent and Trademark Office In addition, we have also filed the three trademarks application in Thailand, Taiwan, Hong Kong, Macau, Singapore, Sri Lanka,  Malaysia and China. We may also file in other jurisdictions, but have not done so yet.

We do not own any patents but the following trademarks belong to us:

                    ProCellax-FG1
                    ProCellax-SP
                    ProCellax-E2AF
                    ProCellax-E
                    ProCellax-SNU
                    ProCellax-DG1
                    ProCellax-DG2
                    ProCellax VDIHF
                    ProAnilax-SP3
                    ProAnilax-EPET
                  ProAnilax-SW1013
                    ProAnilax-SEB
                    ProAnilax-AFL2500

 Offices

Our business office is located at Two Allen Center, 1200 Smith Street, Suite 1600, Houston, Texas 77002.  Our telephone number is (713) 353-8834.  We pay monthly rent of $219 for our office.

Legal Proceedings

We are not currently a party to any legal proceedings.  Our address for service of process in Nevada is 4421 Edward Avenue, Las Vegas, Nevada 89108.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock.  We anticipate applying for quotation of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Stockholders of Our Common Shares

As of the date of this registration statement, we have 48 registered shareholders.

Rule 144 Shares

The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and applies to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months is entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

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Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding the sale, are subject to additional restrictions.  Such person is entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

                    1% of the total number of securities of the same class then outstanding, which will equal 54,200 shares as of the date of this prospectus; or
                    the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales must also comply with the manner of sale and notice provisions of Rule 144.

As of the date of this prospectus none of our shares are eligible for resale pursuant to Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

  we would not be able to pay our debts as they become due in the usual course of business; or
  our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Plan of Operation

Our plan of operation for the next twelve months following the date of this prospectus is to implement the sole distributorship agreement we had signed and to enter into formal sole distributorship agreement with other country sole distributors.  We plan to promote, market, distribute and export our range of enzyme products to the Asian market, to begin with Taiwan and then to China.

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We expect to incur the following expenses in the next 12 months in connection with our business operations:

Inventory                                                                                           $   1,263,864

General Administration, Sales and Marketing Overhead                      $   250,000

Sales Advertisement and Promotion Support Overhead                      $   250,000

We expect to need approximately $520,000 for the next six months of operations and an additional $1,243,864 until we achieves profitability.  The funds will be used for the purposes of retaining a more-qualified management team, purchase of inventory, administrative expenses and for professional fees.

Currently our monthly burn rate is approximately $ 14,500.  However, this number is not an accurate reflection of our actual monthly cash requirement, as it will likely to be much higher once we commence operations.  Currently we have enough cash on hands to sustain our operations for approximately  37 months.  Our country sole distributor for Taiwan responsible for distributing our range of enzyme for human consumption to the general public, Taiwan Cell Energy Enzymes Corporation has committed to invest in our business by the subscription of our common stock of $1 million.  However, there is no guarantee that Taiwan Cell Energy Enzymes Corporation will not breach the private placement agreement.  The details of Taiwan Cell Energy Enzymes Corporation, Taiwan (“TCEEC”)$1 million investment are as follows:

1.    TCEEC is the Country Sole Distributor for ProCellax range of enzyme products, distributing  to the general outlet in the territory of Taiwan only.

2.    TCEEC has agreed to invest US $1 million payable by five installments of $200,000 each the first to commence on October 10, 2010.  As of the date of this prospectus TCEEC has paid us all $1,000,000.

3.    TCEEC  was issued shares at a price of $0.008 per share.  As of the date of this prospectus TCEEC has been issued  125,000,000 shares of common stock and  has invested the entire $1,000,000 it has committed to do so.

4.    This program falls within the Multi-Level Marketing – Franchise Dealer Investor Related (MLM-FDIR) concept adopted by the Company since TCEEC is our country sole distributor.

We do not have sufficient cash and cash equivalents to execute our operations and will need to obtain additional financing to operate our business for the next six months.  Additional financing, whether through public or private equity or debt financing, arrangements with security holders or other sources to fund operations, may not be available, or if available, may be on terms unacceptable to us.

Results of Operations for the Period Ending September 30, 2010

We have not generated any revenues from our inception on June 21, 2010 to September 30, 2010.  We have not yet started distribution of our range of enzyme products to the Asian market.  We incurred operating expenses in the amount of $23,947 for the period from our inception on June 21, 2010 to September 30, 2010.  These operating expenses were comprised of general and administrative fees relating to our incorporation and business development.

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Revenues

We have not generated any revenues from our inception on June 21, 2010 to September 30, 2010.  We have not yet started distribution of our range of enzyme products to the Asian market.

Expenses

We have incurred total operating expenses of $23,947 since our inception on June 21, 2010 to September 30, 2010.  These expenses were comprised of professional fees of $8,500, transfer agent fees of $10,000, filing fees of $2,945 and other office and general expenses of $2,502.

Liquidity and Capital Resources

As at September 30, 2010, we had total current assets of $45,115, comprising of $38,677 in cash and $6,438 in prepaid expenses.  As of September 30, 2010, we had a working capital deficit of $264,446.

Cash Used in Operating Activities

Cash used in operating activities was $23,117 for 2010.  We anticipate that cash used in operating activities will increase in 2011 as discussed under "Plan of Operations.”

Cash from Financing Activities

We have funded our business to date primarily from sales of our common stock.  From our inception, on June 21, 2010, to September 30, 2010, we have raised a total of $105,000 from private offerings of our securities.

We have not attained profitable operations and are dependent upon obtaining financing to pursue marketing and distribution activities.  For these reasons, our independent auditor’s report contains a note that there is substantial doubt that we will be able to continue as a going concern.

Results of Operations for the Year ended September 30, 2011 and from the period from June 21, 2010 (Date of Inception) to September 30, 2011

Revenues

We earned revenues of $120,558 during the year ended September 30, 2011 and from the period from June 21, 2010 to September 30, 2011.  All of these revenues were generated in Taiwan through our Sole Country Distributor, Taiwan Cell Energy Enzymes Corp.   These revenues were attributed to the sale of the following products:

ProCellax FG1:                         $22,680

ProCellax SP                            $17,010

ProCellax E2AF                       $23,760

ProCellax E                              $22,668

ProCellax SNU                        $22,680

ProCellax DG1                         $11,760

                        TOTAL:                                $120,558

Cost of Goods Sold

We have spent a total of $368,372 on cost of goods sold during the year ended September 30, 2011 and from the period from June 21, 2010 to September 30, 2011.  The major components of these costs were comprised of compensation to distributors of $274,705, product costs of $66,966 and sales commission expenses of $24,112.

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Expenses

We have incurred total operating expenses of $257,139 during the year ended September 30, 2011 and total operating expenses of $281,086 from the period from June 21, 2010 to September 30, 2011.  The major components of these expenses for the year ended September 30, 2011 were comprised of professional fees of $189,397, travel expense of $17,344, website design of $10,950, advertising and business promotion of $4,331, transfer agent fees of $6,023, rent expense of $6,631, BOD meeting expenses of $7,243 and filing fees of $5,156.

From the period from June 21, 2010 to September 30, 2011 the major components of the expenses were comprised of professional fees of $197,897, travel expense of $17,344, website design of $10,950, advertising and business promotion of $4,331, transfer agent fees of $16,023, rent expense of $7,422, BOD meeting expenses of $7,243 and filing fees of $5,994.

Liquidity and Capital Resources

As at September 30 , 2011, we had cash reserves of $ 543,764 and working capital surplus of $ 487,683.

Cash Used in Operating Activities

Cash used in operating activities was $ 174,106 for the nine months ended  September 30, 2011 .

Cash from Financing Activities

Cash received from financing activities was $ 708,106 for the year ended September 30, 2011. Of which,  $1,000,000  was cash proceeds for sales of stock to TCEEC and other investors; $ 245,000 was payments for offering costs;$5,400 was for capital contribution by shareholders and  $52,294 was repayments on advances from related party.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549.  D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

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Directors, Executive Officers, Promoters and Control Persons

Our executive officer and directors and their ages as of the date of this prospectus is as follows:

       Name of Director                                      Age

Yi Lung Lin                                                     60

Chen Wen Hsu                                                54

Executive Officer:

       Name of Officer                                       Age                                      Office_____________________

Yi Lung Lin                                                     60                    President, Chief Executive Officer, Secretary, Treasurer,

           Chief Financial Officer, Principal Accounting Officer

Biographical information

Set forth below is a brief description of the background and business experience of our sole officer and our directors for the past five years.

Yi Lung Lin, Director and President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer

Since our inception on July 22, 2010, Yi Lung Lin has been our president, chief executive officer, secretary, chief financial officer, principal accounting officer and a member of the board of directors.  Mr. Lin is a Chartered Marketer (UK) cum Accountant (UK) and a banker by profession.  He is also currently a stage  3 student of the Nottingham Law School (UK), undergoing the LL.B (Hons) law degree course.  After his professional studies, he has been employed by international organizations like SKF and Nestle as their accountant.  He then ventured into the financial services businesses for more than 10 years.  From July1994to March 2009, he became the duly appointed Trade Commissioner for the Republic of Vanuatu to head the Vanuatu Trade Office in New Zealand and then, to responsible for the Vanuatu Trade Office in Taiwan.  Prior to his retirement as the Vanuatu Trade Commissioner, he has been appointed by the President of the Sanma Province, Vanuatu as the Ambassador.  From June 2009 to present, Mr. Lin has been the chairman and managing director of Access Finance and Securities (NZ) Limited – (“AFS’), a financial institution duly incorporated under the laws of New Zealand providing offshore merchant banking/investment banking services in the area associated and/or incidental to capital markets – taking companies public in the US, mergers and acquisitions, securities placement agent service and underwriting securities.  He is also the President and Managing Director of other companies under the AFS Group of Companies, namely, Access Equity Capital Management Corp, USA and Access Management Consulting and Marketing Pte Ltd, Singapore.  Mr. Lin is highly knowledgeable and has many years of experience in marketing, accounting and finance which make him an ideal candidate to serve as a director.

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Chen Wen Hsu, Director

Mr. Hsu has been our director since our inception on July 22, 2010.  He is a chemical engineer by profession.  In 1978, he obtained his bachelor degree in chemical engineering from the Minghsin University of Science Technology, Taiwan.  From September 1981 to April, 1985, he was employed by Yu Lon Automobile Co Ltd, Taiwan as a chemical engineer responsible for quality control.  In addition, between 1983 and 2003, he has been actively involved in direct sales activities.  From a Dealer to an Emerald Distributor for AMWAY MLN Co Ltd, Taiwan (1983/1985), he became a Distributor and then promoted to a Manager with King Shop Direct Marketing, Taiwan (1986/1990) and subsequently a Director with Gobo Group Co Ltd, Taiwan (2000/2003).  He then became a Manager for Chunghwa United Telecom Communication Co Ltd, Taiwan from October 2004 to March 2008 responsible for group training programs.  In 2010, he became the General Manager for Jia Tang Co Ltd, Taiwan an associated company of Origo Biochemical Technologies, Inc, Taiwan that export enzyme products manufactured by Origo.  He is now the General Manager of Taiwan Cell Energy Enzymes Corporation, Taiwan, a marketing and distribution company appointed by us as the country sole distributor for our range of enzyme product for human consumption in the territory of Republic of China (Taiwan).  Mr. Hsu is a Chemical Engineer by profession and has wide knowledge in enzyme market in Taiwan after having accredited with more than 20 years of experience in direct selling, which makes him an ideal candidate to serve as our director.

Independent Directors

The rules of the SEC require that we, because we are not listed on any national securities exchange, choose a definition of director “independence” for purposes of determining which directors are independent.  We have chosen to follow the definition of independence as determined by the Marketplace Rules of The Nasdaq National Market (“NASDAQ”).  Pursuant to NASDAQ’s definition, we do not have any independent directors.

Term of Office

Our officers and our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.

Significant Employees

There are no persons other than our officers and directors above are expected by us to make a significant contribution to our business.

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Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by or paid to our executive officer by any person for all services rendered in all capacities to us for the fiscal period from our inception on June 21, 2010 to September 30, 2010(our fiscal year end).

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary FY 2010 ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compens- ation ($)	Total ($)
Yi Lung Lin, President, CEO, Secretary, Treasurer, CFO, Principal Accounting Officer and Director	2010	None	None	None	None	None	None	None	None
Chen Wen Hsu, Director	2010	None	None	None	None	None	None	None	None
Yi Chou Chen, former Director	2010	None	None	None	None	None	None	None	None
I Jen Chen, former Director	2010	None	None	None	None	None	None	None	None

Stock Option Grants

We have not granted any stock options to the executive officers since our inception.

Employment Agreements

We do not have any employment agreements.

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Security Ownership of Certain Beneficial Owners and Management

The following tables set forth the ownership, as of the date of this Prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose.  Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.  A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right.  More than one person may be deemed to be a beneficial owner of the same securities.  The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.  Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The mailing address for all persons is Two Allen Center, 1200 Smith Street, Suite 1600, Houston, Texas 77002, United States of America.

Shareholders	Number of Shares	Percentage
Yi Lung Lin (1)	150,000,000	39.1%

Chen-Wen Hsu (2)	31,000,000	8.1%
All directors and executive officers as a group [2 persons]	181,000,000	47.2%
Huei-Ling Wang (3)	38,625,000	10.1%
I-Jen Chen (4)	20,010,000	5.2%
Yi-Chou Chen (4)	20,010,000	5.2%

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(1)   Yi Lung Lin is our President.  Mr. Lin’s beneficial ownership includes 50,000,000 shares held by Access Equity Capital Management Corp. and 100,000,000 shares held by Access Finance and Securities (NZ) Limited, both companies which Mr. Lin has voting and investment control over.

(2)   Chen Wen Hsu is a director on our Board of Directors.  Mr. Hsu’s beneficial ownership includes 6,000,000 shares held in his own name and 25,000,000 shares held by Taiwan Cell Energy Enzymes Corp., a company Mr. Hus has voting and investment control over.

(3)   Huei-Ling Wang is the wife of our President Yi Lung Lin.

(4)   Former directors

This table is based upon information derived from our stock records.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based upon  383,308,472 shares of common stock outstanding as of  January 10, 2012.

Certain Relationships and Related Transactions

On August 9, 2010, we sold 20,000 shares of common stock at $0.25 a share to our directors for total consideration of $5,000.

Our CEO is the managing director of a consulting company, Access Finance and Securities (NZ) Limited (the “Consulting Company”), who provides consulting services to us.  The Consulting Company, will assist us in going public in the US and also obtaining a listing on the OTCBB.  As part of this process, the Consulting Company will source, select and recommend the appointment of various experienced and qualified professionals to participate in the process and coordinate the flow of work therefrom.  In addition, the Consulting Company will prepare or make available a Business Plan and to participate with us in the determination of a public listing strategy, and will provide such services until our Registration Statement is declared effective by the U.S. Securities and Exchange Commission and it is granted a trading symbol by FINRA.  In January 2011, we converted $50,000 owed to the Consulting Company into 50,000,000 shares of our common stock at a price of $0.001 per share.  We issued the Consulting Company an additional 50,000,000 shares and paid a total of $331,500 for offering costs from inception through June 30, 2011. We also paid $100,000 for consulting services to the Consulting Company during the nine months ended June 30, 2011

“…for consulting services to strategically position the Company in the both capital market and the industry. The services include but not limited to:

1.         To prepare Business Plan;

2.         To assist in the negotiation with Market Maker;

3.         To assist in selecting Public Relation and Investor Relation Firm; and

4.         To assist in formulating business and financial strategies.”

services directly related to the S-1 registration and offering.

On September 7, 2010, we received advances total $30,000 from a related party.

As of September 30, 2010, our director advanced funds totaling $22,294 to us for our working capital.

During October, 2010, we paid off the advances of $ 22,294 to the director and $30,000 to the related party.

During the period ending June 30, 2011, we received a total of $5,400 of contributions from a related party.

On July 1, 2010, we entered into a Sole Export Marketing Agent Agreement with Origo Biochemical Technologies Inc. (“Origo”) to market Origo’s enzyme products for human consumption to Thailand.  On September 21, 2010, we entered into an OEM Manufacturing Agreement with Origo for contract manufacturing a range of enzyme products for human consumption under our private label.  Origo has a monthly production output capacity of about 12 to 15 tons of enzymes in powder form. Two of our former directors, Mr. Chen Yi Chou and Mr. Chen I Jen, are brothers, and are the sons of the Madam Wang Feng Peng, the President of Origo, and Mr. Chen I Jen is the general manager of Origo.  This agreement was terminated early in February of 2011 due to Origo's breach to perform its part of the obligations contained in the agreement.

On September 21, 2010, we entered into a Sole Marketing Agent Agreement with Access Management Consulting and Marketing Pte. Ltd. (“Access Management Consulting”) for the marketing of our range of enzyme products and to source, select and interview country sole distributors for the distribution of our range of enzyme products to the world at large.  Our President, Chief Executive Officer, Chief Financial Officer, and director, Mr. Yi Lung Lin, is also the President and Managing Director of Access Management Consulting.  According to the agreement, we will pay Access Management Consulting a twenty percent (20%) commission of the total value of the products sold and invoiced by us to the appointed country sole distributor and agent. As of April 30, 2011, the commission payable is $24,112 for the sales of the nine months ended  September 30, 2011.

On October 11, 2010, we entered into a Sole Distributorship Agreement (General Outlet-Human Consumption) with Taiwan Cell Energy Enzymes Corporation (“TCEEC”) for marketing and distribution of the Company’s enzyme products in the Republic of China (Taiwan).  Mr. Chen Wen Hsu, one of the Company’s directors, has voting and investment control over TCEEC.  As provided for under the Sole Distributorship Agreement, TCEEC has committed to invest in us by subscribing to the Company’s common stock for a total of $1 million on or before June 10, 2011. As of the date of this prospectus, TCEEC has invested the entire $1 million dollar investment and has been issued 125,000,000 common shares, at a price of $0.008 per share.

Except as disclosed above, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

                    Any of our directors or officers;
                    Any person proposed as a nominee for election as a director;
                    Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
                    Our sole promoter, Yi Lung Lin;
                    Any relative or spouse of any of the foregoing persons who has the same house as such person;
            Immediate family members of directors, director nominees, executive officers and owners of 5% or more of our common stock.

We do not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Our board members are responsible for review, approval and ratification of “related-person transactions” between us and any related person.  Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing.

50

Disclosure of Commission Position of Indemnification for
Securities Act Liabilities

Our sole officer and our directors are indemnified as provided by the Nevada Revised Statutes and our Bylaws.  We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction.  We will then be governed by the court's decision.

51

Financial Statements

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of September 30, 2011 and 2010	F-2

Consolidated Statements of Operations for the years ended September 30, 2011 and 2010, and for the period from June 21, 2010 (Date of Inception) to September 30, 2011	F-3

ConsolidatedStatements of Stockholders’ Equity (Deficit) for the period from June 21, 2010 (Date of Inception) to September 30, 2011	F-5

Consolidated Statements of Cash Flows for the years ended September 30, 2011 and 2010, and for the period from June 21, 2010 (Date of Inception) to September 30, 2011	F-6

Notes to Consolidated Financial Statements	F-8

52

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Genufood Energy Enzymes Corp.

(A Development Stage Company)

We have audited the accompanying balance sheets of Genufood Energy Enzymes Corp. (a development stage company) as of September 30, 2011 and 2010, and  the related statements of operations, changes in stockholders' deficit, and cash flows for the year and period then ended and for the period from inception (June 21, 2010) through September 30, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genufood Energy Enzymes Corp. as of September 30, 2011 and 2010, and the results of its operations, changes in stockholders' deficit and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had a cumulative net loss from operations of $528,327 as of September 30, 2011 and expects to incur additional losses in the near future. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

January 10, 2012

F-1

GENUFOOD ENERGY ENZYMES CORP
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	September 30, 2011	September 30, 2010
ASSETS
Current assets
Cash	$543,764	$38,677
Prepaid expenses	24,680	6,438
Inventory	2,681	-
Total current assets	571,125	45,115

Other assets
Computer equipment and software, net of accumulated depreciation	2,386	-
Trademarks	25,821	-

Total assets	$599,332	$45,115

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$18,672	$3,767
Accounts payable to related party	3,169	53,500
Accrued expenses	1,001	-
Convertible accounts payable owed to related party	-	200,000
Due to related parties	-	52,294
Customer deposit	60,600	-
Total current liabilities	83,442	309,561

Total liabilities	83,442	309,561

Stockholders' equity (deficit)
Common Stock, $0.001 par, 500,000,000 shares authorized, 383,308,472 and 208,308,472 shares issued and outstanding as of September 30, 2011 and 2010	383,308	208,308
Additional paid in capital	661,297	(448,808)
Deficit accumulated during development stage	(528,327)	(23,946)
Cumulative translation adjustment	(388)	-
Total stockholders' equity (deficit)	515,890	(264,446)

Total liabilities and stockholders' equity (deficit)	$599,332	$45,115

The accompanying notes are an integral part of these financial statements.

F-2

GENUFOOD ENERGY ENZYMES CORP
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended September 30, 2011	Year Ended September 30, 2010	June 21, 2010 (Inception) Through September 30, 2011

Revenue
Related party revenue	$120,558	$-	$120,558
Total revenue	120,558	-	120,558

Cost of goods sold
Product costs	66,966	-	66,966
Label costs	2,589	-	2,589
Total cost of goods sold	69,555	-	69,555

Gross margin	51,003	-	51,003

Expenses
Sales commission expenses	24,112	-	24,112
Compensation to distributors	274,705	-	274,705
Product label design	4,290	-	4,290
Advertising and business promotion	4,331	-	4,331
Website design	10,950	-	10,950
Bank service charge	2,618	130	2,748
Computer and internet expenses	-	151	151
Filing fees	5,156	838	5,994
License and permits	633	2,945	3,578
Meals and entertainment	338	561	899
Office supplies	663	31	694
Rent expense	6,631	791	7,422
Transfer agent fees	6,023	10,000	16,023
Travel expense	17,344	-	17,344
Professional fees	189,397	8,500	197,897
Postage & shipping	439	-	439
Telephone expense	765	-	765
BOD meeting expenses	7,243	-	7,243
Depreciation	318	-	318
Total operating expenses	555,956	23,947	579,903

Total operating loss	(504,953)	(23,947)	(528,900)

Other income
Interest income	572	1	573
Net loss	$(504,381)	$(23,946)	$(528,327)
Cumulative translation adjustment	(388)	-	(388)
Comprehensive loss	(504,769)	(23,946)	(528,715)
Weighted average number of common shares outstanding-basic and diluted	292,075,595	185,978,699
Net loss per share-basic and diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements

F-3

GenuFood Energy Enzymes Corp.

(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
From June 21, 2010 (Inception) To September 30, 2011

	Common stock		Additional paid in capital	Deficit accumulated during the development stage	Foreign currency translation adjustment	Total
	Shares	Amount
Balance at June 21, 2010 (Inception)	-	$-	-	$-	$-	$-
Common stock issued for cash	308,472	308	46,692	-	-	47,000
Common stock issued to founders for cash	58,000,000	58,000	-	-	-	58,000
Capital contribution by shareholders	-	-	4,500	-	-	4,500
Common stock issued for offering costs	150,000,000	150,000	(150,000)	-	-	-
Cash paid for offering costs	-	-	(100,000)	-	-	(100,000)
Cash owed for offering costs ($200,000 subsequently paid in cash and $50,000 subsequently converted into shares in fiscal 2011)	-	-	(250,000)	-	-	(250,000)
Net loss	-	-	-	(23,946)	-	(23,946)
Balance at September 30, 2010	208,308,472	$208,308	$(448,808)	$(23,946)	$-	$(264,446)
Common stock issued for cash-	125,000,000	125,000	875,000	-	-	1,000,000
Capital contribution by shareholders	-		5,400	-	-	5,400
Cash paid for offering costs	-		(45,000)	-	-	(45,000)
Convertible accounts payable owed to related party converted into common shares	50,000,000	50,000	-	-	-	50,000
Cumulative translation adjustment	-	-	-	-	(388)	(388)
Stock compensation to distributors	-	-	274,705	-	-	274,705
Net loss	-	-	-	(504,381)	-	(504,381)
Balance at September 30, 2011	383,308,472	$383,308	$661,297	$(528,327)	$(388)	$515,890

The accompanying notes are an integral part of these financial statements.

F-4

GENUFOOD ENERGY ENZYMES CORP (A Development Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended September 30, 2011	Year Ended September 30, 2010		From June 21, 2010 (Inception) Through September 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(504,381)	$(23,946)		$(528,327)
Adjustments to reconcile net loss to net cash:
Depreciation	318	-		318
Stock compensation to distributors	274,705	-		274,705
Change in operating assets and liabilities:
Prepaid expenses	(18,242)	(6,438)		(24,680)
Inventory	(2,681)	-		(2,681)
Accounts payable	14,905	3,767		18,672
Accounts payable to related party	(331)	3,500		(3,169)
Accrued expenses	1,001	-		1,001
Customer deposits	60,600	-		60,600
Net cash used in operating activities	(174,106)	(23,117)		(197,223)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of computer equipment & software	(2,704)	-		(2,704)
Cash paid for trademark registration	(25,821)	-		(25,821)
Net cash used in investing activities	(28,525)	-		(28,525)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common shares	1,000,000	47,000		1,047,000
Proceeds from sale of common shares to founders	-	58,000		58,000
Capital contribution by shareholders	5,400	4,500		9,900
Cash paid for offering costs	(245,000)	(100,000)		(345,000)
Advances to related party, net	(52,294)	52,294		-
Net cash provided by financing activities	708,106	61,794		769,900

Effect of exchange rate changes on cash and cash equivalents	(388)	-		(388)

NET INCREASE IN CASH	505,087	38,677		543,764
CASH AT THE BEGINNING PERIOD	38,677	-		-
CASH AT THE END OF THE PERIOD	$543,764	$38,677		$543,764

Supplemental disclosure of cash flow information
Cash paid during period for:
Interest	$-	$-		$-
Income taxes	$-	$-		$-

Non-cash financing activities:			$
Cash owed for offering costs to related party	$-	$250,000		$250,000
Shares issued for offering costs	$-	$150,000		$150,000
Convertible accounts payable owed to related party – converted to shares	$50,000	$-		$50,000
Issuance of stock payable	$600,000	$-		$600,000

The accompanying notes are an integral part of these financial statements.

F-5

GENUFOOD ENERGY ENZYMES CORP

 (A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 1- BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Operations

GenuFood Energy Enzymes Corp., USA (the “Company” or “GEEC”) was incorporated under the laws of the State of Nevada on June 21, 2010. GEEC is a start-up company and its main focus is to promote market, distribute and export a range of enzyme products for human and animal consumption manufactured in the Unites States for the Asian and ASEAN markets. The Company is the owner of the following trademarks, ProCellax and ProAnilax.  These trademarks and GEEC as a trademark have been filed with the United States Patent and Trademark Office under Class 005. Similarly, these trademarks have been filed in the jurisdiction of China (PRC), Hong Kong, Macau, Taiwan, Thailand, Malaysia, Singapore and Sri Lanka.

The Company’s objective is to commence marketing and distribution of American range of enzyme products for human and animal consumption to sole country distributors, wholesalers, dealers and retailers, as well as to the general public following the Company’s Multi Level Marketing – Franchise Investor Dealer Related (MLM-FIDR) concept, to begin with, in Taiwan, and then to China, Hong Kong, Macau, Thailand, Malaysia, Singapore and Sri Lanka.

On May 24, 2011, GEEC Internet Sales (Private) Limited (“GEECIS”), a wholly owned subsidiary of GEEC, was established in the Democratic Socialist Republic of Sri Lanka. GEECIS is established primarily to be responsible for GEEC’s internet sales worldwide.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary GEEC Internet Sales (Private) Limited. All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company is in its development stage with no significant revenues. The Company’s initial operations include organization, capital formation, target markets identification and developing marketing plans.

The Company’s fiscal year end is September 30.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Activities

 The accompanying consolidated financial statements have been prepared in accordance with ASC 915-10-05, Development Stage Entities. A development - stage company is one in which planned principal operations have not commenced or, if its operations have commenced, but there have been no significant revenues.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

 Revenue Recognition

Our revenues are generated from sales of enzyme products under our private label.

For sales of enzyme products under our private label – the Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and reduces it for the amount of estimated future doubtful accounts.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the products have been shipped to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Foreign Currency Translation and Transactions

The reporting and functional currency of GEEC is the United States Dollar (“U.S. dollar”). The functional currency of GEECIS, a wholly owned subsidiary of GEEC, is the Sri Lanka Rupee (“LKR”).

For financial reporting purposes, the financial statements of the Company’s Sri Lanka subsidiary, which are prepared using the LKR, are translated into the Company’s reporting currency, the U.S. dollar. Assets and liabilities are translated using the exchange rate on the balance sheet date, which was 0.00910 as of September 30, 2011. Revenue and expenses are translated using average exchange rates prevailing during each reporting period.  The $0.00900 average exchange rate was used to translate revenues and expenses for the reporting period ended September 30, 2011. Stockholders’ equity is translated at historical exchange rates. Historical rates of 0.00919 and 0.00920 were used to translate GEECIS equity transactions occurred during the year ended September 30, 2011. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in stockholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions.  The resulting exchange differences are included in the statements of operations.

No representation is made that the LKR amounts could have been, or could be converted into U.S. dollar at the above rates.

F-6

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less when acquired to be cash equivalents.  The Company places the majority of its cash and cash equivalents with financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.  As of September 30, 2011, the Company had $543,764 cash in banks, $524,030 of which with one financial institution, which is $274,030 in excess of FDIC limit. Company mitigates this concentration of credit risk by monitoring the credit worthiness of financial institutions and its customers.

In October 2008, the Federal government temporarily increased the FDIC insured limits up to a maximum of $250,000 per depositor until January 1, 2014, after which time the insured limits will return to $100,000.

Beneficial Conversion Features

From time to time, the Company may issue convertible debt that may have conversion prices that create an embedded beneficial conversion feature pursuant to the Emerging Issues Task Force guidance on beneficial conversion features. A beneficial conversion feature exists on the date a convertible liability is issued when the fair value of the underlying common stock to which the liability is convertible into is in excess of the face value of the liability. In accordance with this guidance, the intrinsic value of the beneficial conversion feature is recorded as a discount on the liability with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the term of the liability using the effective interest method. In cases where the liability relates to amounts owed for direct offering costs of an equity offering, the discount is charged to additional paid in capital with amortization.

Inventories

The Company’s inventories include enzyme products, packaging and labeling materials. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (“FIFO”) method. As of September 30, 2011, the Company had inventory balance of $2,681, which was comprised solely of packaging and labeling materials. The company did not hold any inventories at September 31, 2010.

Enzyme products are typically shipped from manufacturer directly to our customer, with the Company never taking title to the enzymes products prior to shipment. All related shipping costs are expensed when incurred.

Intangible Assets

The Company’s intangible assets consist primarily of trademarks, which are carried at amortized cost.  The company capitalizes filing and legal fees related to the trademark registration.  As of September 30, 2011, the Company did not record any trademark amortization (see Note 5-Trademarks).

The Company reviews its intangible assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.  The Company assesses recoverability by reference to future cash flows from the products underlying these intangible assets.  If these estimates change in the future, the Company may be required to record impairment charges for these assets. As of September 30, 2011, no impairment was recorded.

Customer Deposit

The customer deposit represents money received by the Company in advance and will not be recognized as revenue until the products are shipped to customer. As of September 30, 2011 and 2010, the Company recorded customer deposits of $60,600 and $0, respectively.

Property, Plant and Equipment

Property, plant and equipment (PP&E) are stated at cost less accumulated depreciation. Gains or losses on disposals are recorded in the year of disposal. The cost of improvements that extend the life of property, plant, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

The Company’s PP&E as of September 30, 2011 consisted of computer equipment and software with useful lives of five and three years, respectively. Depreciation is computed using the straight line method over estimated useful lives.

F-7

Fair Value of Financial Instruments.

FASB ASC Topic 825 – Financial Instruments requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments. The Company's financial instruments consist primarily of cash, prepaid expenses, customer deposit, accounts payable and some other current liabilities. The Company believes that the carrying values of these financial instruments approximate their fair value due to the short-term nature of these items.

As defined in FASB ASC Topic No. 820 – 10 (formerly SFAS 157-Fair Value Measurements), fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic No. 820 – 10 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1:

Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3:

Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity).

As required by FASB ASC Topic No. 820 – 10, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The Company had no instruments re-measured to fair value on a recurring or non-recurring basis as of September 30, 2011 or September 30, 2010.

Net Earnings (Loss) Per Share

Basic net earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, which is the case for all periods presented in these consolidated financial statements, the diluted weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. For the years ended September 30 2011 and 2010, the company didn't have any potentially dilutive securities.

Stock-Based Compensation

The Company accounts for its stock-based compensation in which the Company obtains employee services in share-based payment transactions under FASB ASC Topic 718, Compensation – Stock Compensation, which requires the Company to expense the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of such instruments over the vesting period.

The Company also adopted FASB ASC Topic 505-50, Equity-Based Payments to Non-Employees, to account for equity instruments issued to parties other than employees for acquiring goods or services. Such awards for services are recorded at either the fair value of the consideration received or the fair value of the instruments issued in exchange for such services, whichever is more reliably measurable.

As of September 30, 2011, the Company recorded $274,705 of stock-based compensation to a distributor and $0 of stock-based compensation  to employees.

F-8

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Income Taxes. Under FASB ASC Topic 740, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Based upon the level of losses and projections of the future taxable income over the periods in which the deferred tax assets are deductible, a full valuation allowance has been provided as management believes that it is more likely than not, based upon available evidence, that the deferred tax assets will not be realized.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Recently Issued and Newly Adopted Accounting Pronouncements

The Company does not expect that the adoption of recently issued accounting pronouncements will have a material impact on its financial position, results of operations, or cash flows.

NOTE 3 – GOING CONCERN

The Company is a development stage company and has incurred cumulative net loss since inception of $528,327. As of September 30, 2011, the Company had a positive working capital of $487,683, which, however, might be insufficient to finance the Company's business plan for the next twelve months. Due to the start-up nature, the Company expects to incur additional losses in the immediate future. To date, the Company’s cash flow requirements have been primarily met through proceeds received from sales of common stock. The ability of the Company to emerge from the development stage is dependent upon the Company's successful efforts to raise sufficient capital and attain profitable operations.

Management’s plan includes obtaining additional funds by increasing revenues and equity financing through the participation of its country sole distributors, wholesalers, dealers and retailers in the Multi-Level Marketing – Franchise Investor Dealer Related (MLM-FIDR) concept; however there is no assurance of additional funding being available. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might arise as a result of this uncertainty.

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment (PP&E) as of September 30, 2011 consisted solely of the computer equipment and software with useful life of 5 and 3 years, respectively. The company had no property, plant and equipment as of September 30, 2010. Balances for the PP&E as of September 30, 2011 and 2010 were as follows:

	September 30, 2011	September 30, 2010
Computer equipment & software	$2,704	$-
Less: accumulated depreciation	(318)	-
Property, plant and equipment, net	$2,386	$-

F-9

NOTE 5 – TRADEMARKS

The Company filed applications for trademarks on three of its products in their target markets: the United States, Singapore, Thailand, Hong Kong, Taiwan, Macau, Sri Lanka and Malaysia. As of September 30, 2011, the registration for all three products was completed in the United States, Hong Kong, Taiwan and Macau, and still pending in other target markets. As of September 30, 2011 and 2010, the Company capitalized trademark costs of $25,821 and $0, respectively. No amortization was recorded for trademarks during the years ended September 30, 2011 and 2010 due to the related amortization being immaterial due to the short term the trademarks had been approved for prior to September 30, 2011. All Trademarks have legal lives of 10 years and will be amortized over their respective legal lives upon approval.

NOTE 6 – CONVERTIBLE ACCOUNTS PAYABLE TO RELATED PARTY

On July 6, 2010, the Company agreed to pay a consultant $350,000 and issue 150,000,000 shares of Common Stock for services directly related to the S-1 registration and offering. $200,000 of the $350,000 owed is convertible into common stock at $0.001 per share at the option of the consultant. Based on the fair value of the common stock on the date of the agreement being $0.25 per share, the Company determined that the liability had a beneficial conversion feature due to the fair value of the shares issuable exceeding the cash value owed. The full convertible liability amount of $200,000 was discounted as a result, with an offsetting credit recorded to additional paid-in capital. Due to the balance being owed as of September 30, 2010, the full value of the discount was amortized during the period ended September 30, 2010. The amortization was charged to additional paid-in capital based on the cost being directly related to the S-1 registration and offering. The amount charged to additional paid-in capital of $200,000 was equal to the amount credited with the discount of $200,000; therefore there was no material impact to the balance sheet or income statement as a result of the beneficial conversion feature.

As of September 30, 2011, the Company has paid the consultant $300,000 cash and converted $50,000 of the amount owed into 50,000,000 shares of the Company common stock related to this agreement.  As of September, 2011, nothing further was owed related to this agreement.

NOTE 7 – COMMON STOCK

The total number of shares of capital stock, which the Company shall have authority to issue, is 500,000,000.  These shares consist of one class of 500,000,000 shares designated as common stock at $0.001 par value (“Common Stock”).

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors.  The Common Stock does not have cumulative voting rights.

Unless there are prior arrangements made and agreed by the Company in writing, no holder of shares of stock of any class shall be entitled as a matter of right to subscribe for, or purchase, or receive any part of any new or additional issue of shares of stock of any class, or of any securities convertible into shares of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of a dividend.

On July 6, 2010, 150,000,000 shares were issued to a consultant for services directly related to the S-1 registration and offering. These shares were valued at $0.25 per share and recorded as a reduction to additional paid- in capital due to it being an offering cost of the future S-1 offering. As a result of this transaction, additional paid in capital was reduced for the value of the shares equal to $37,500,000. This reduction was offset by recording an increase to common stock according to the par value of the shares issued equal to $150,000, and increasing additional paid in capital by $37,350,000. Due to the offsetting entries to additional paid in capital from the transaction, the net effect on equity was a reduction to additional paid in capital for $150,000 and an increase to the value of common stock for $150,000. In addition to this share issuance, the Company issued an additional 50,000,000 shares to the consultant for offering costs. The 50,000,000 additional shares were issued to convert the $50,000 payable owed to the consulting company (see Note 8).  Through September30, 2011, the Company paid a total of $345,000 cash to this consultant for offering costs. As of September 30, 2011, nothing additional is owed to the consultant.

On July 6, 2010, the Company received stock subscriptions from investors at various prices;

1.      58,000,000 shares of Common Stock sold to twelve stockholders, at a purchase price of $0.001 per share for cash received  of $58,000,

2.      113,000 shares of Common Stock sold to eleven stockholders at a price of $0.10 for cash received  of $11,300,

3.      106,672 shares of Common Stock sold to sixteen stockholders at a price of $0.15 per share for cash received  of $16,000,

4.      50,000 shares of Common Stock sold to two stockholders at a price of $0.20 per share for cash received  of $10,000,

5.      18,800 shares of Common Stock sold to eight stockholders at a price of $0.25 per share for cash received of $9,700.

6.      20,000 shares were sold to directors for total consideration of $5,000 on August 9, 2010.

F-10

During the year ended September 30, 2011, pursuant to the terms of the Sole Distributorship Agreement dated October 11, 2010, the Company sold to Taiwan Cell Energy Enzymes Corporation 125,000,000 shares of its common stock at  price $0.08 per share for total proceeds of $1,000,000. The value of the shares issued was evaluated and found to be worth more than the cash received at a total value of $1,274,705. The difference of $274,705 represented compensation to the distributor.

The Company considered a third party valuation report to assist with valuing the underlying share issuances associated with the Sole Distributorship Agreement using the weighted discounted cash flow method and discounted market multiple method. The following values represent assumptions and key inputs to this model:

1.      Risk adjusted discount rate – 18.77%

2.      Long-Term growth rate – 12.30%

3.      Discount for lack of marketability – 53.14%

During the year ended September 30, 2011, the Company received a total of $5,400 of capital contributions from a related party.

NOTE 8 – RELATED PARTY TRANSACTIONS

On August 9, 2010, the Company sold 20,000 shares of common stock at $0.25 a share to its directors for total consideration of $5,000.

The CEO of the Company is the managing director of a consulting company, who provides consulting services for the Company.  In January 2011, the Company converted $50,000 owed to this consulting company into 50,000,000 shares of the Company’s common stock at the price of $0.001 per share. The $50,000 was recorded as an offering cost when owed due to the cost being directly related to the stock offering. The Company issued this consulting company an additional 150,000,000 shares valued at $150,000 also recorded as offering costs. From inception through September 30, 2011, the Company issued the aforementioned 200,000,000 shares recorded at $200,000 and paid total cash of $345,000 for offering costs. The Company also paid a total $100,000 for consulting services to this company during the year ended September 30, 2011. The $100,000 paid for consulting services was aggregated with other professional fees and included in the line item Professional Fees on the Statement of Operations.

As of September 30, 2011 and September 30, 2010, the Company owed the consulting company $0 and $253,500, respectively.

As of September 30, 2010, the Company’s recorded $52,294 payable to two related parties for advances to the Company for working capital. The full amount was repaid during the year ended September 30, 2011, and as of September 30, 2011, the Company did not owe any money to these related parties.

During the year ended September 30, 2011, the Company’s President, Chief Executive Officer, Chief Financial Officer, and director, Mr. Yi Lung Lin paid some operating expenses on behalf of the Company.  The amounts due to him for these expenses were $3,169 and $0 as of September 30, 2011 and 2010, respectively.

During the year ended September 30, 2011, the Company received a total of $5,400 of contributions from a related party.

 On July 1, 2010, the Company entered into a Sole Export Marketing Agent Agreement with Origo Biochemical Technologies Inc. (“Origo”) to market Origo’s enzyme products for human consumption to Thailand. Origo's President, Madam Wang Feng Peng, is the mother of Mr. Chen Yi Chou and Mr. Chen I Jen, two of the Company's former directors. Mr. Chen I Jen is also the general manager of Origo. The Sole Export Marketing Agent Agreement was signed for one year, subject to annual review by both parties. The agreement wasn't renewed for a second term and expired on July 1, 2011.

 On September 21, 2010, the Company entered into an OEM Manufacturing Agreement with Origo for contract manufacturing a range of enzyme products for human consumption under the Company’s private label.  Origo has a monthly production output capacity of about 12 to 15 tons of enzymes in powder form. The agreement was terminated early in February of 2011 due to Origo's breach to perform its part of the obligations.

On September 21, 2010, the Company entered into a Sole Marketing Agent Agreement with Access Management Consulting and Marketing Pte. Ltd. (“Access Management Consulting”) for the marketing of the Company’s range of enzyme products and to source, select and interview country sole distributors for the distribution of our range of enzyme products to the world at large.  The Company’s President, Chief Executive Officer, Chief Financial Officer, and director, Mr. Yi Lung Lin, is also the President and Managing Director of Access Management Consulting.

On October 11, 2010, the Company entered into a Sole Distributorship Agreement (General Outlet-Human Consumption) with Taiwan Cell Energy Enzymes Corporation (“TCEEC”) for marketing and distribution of the Company’s enzyme products in the Republic of China (Taiwan).  Mr. Chen Wen Hsu, one of the Company’s directors, has voting and investment control over TCEEC.  As was provided for under the Sole Distributorship Agreement, during the year ended September 30, 2011, TCEEC had invested in the Company by subscribing to the Company’s common stock for a total of $1 million.

As of September 30, 2011, the related-party revenue of $120,558 relates to TCEEC which is controlled by Mr. Chen Wen Hsu.

F-11

NOTE 9 – INCOME TAXES

At September 30, 2011 the Company has available for federal income tax purposes a net operating loss carryforward of approximately $253,170 which expires in the year 2031, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Based upon the change in ownership rules under section 382 of the Internal Revenue Code of 1986, if in the future the Company issues common stock or additional equity instruments convertible in common shares which result in an ownership change exceeding the 50% limitation threshold imposed by that section, all of the Company’s net operating losses carryforwards may be significantly limited as to the amount of use in a particular years. Components of deferred tax assets as of September 30, 2011 and 2010 are as follows. All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.

The Company had deferred income tax assets as of September 30, 2011 and 2010 as follows:	2011	2010
Deferred Tax assets:

Net operating loss carried forward	$88,610	$8,142

Less: Valuation allowance	(88,610)	(8,142)

Gross deferred tax asset	$-	$-

The Company follows the provisions of uncertain tax positions as addressed in FASB Accounting Standards Codification 740-10-65-1. The Company recognized no increase in the liability for unrecognized tax benefits. The company has no uncertain tax position at September 30, 2011 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the periods presented. The Company had no accruals for interest and penalties at September 30, 2011. The Company’s utilization of any net operating loss carry forward may be unlikely due to its’ continuing losses.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expenses. As of September 30, 2011 and 2010, the Company has no unrecognized tax benefit from uncertain tax positions, including interest and penalties.

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

	September 30,
	2011	2010

Statutory federal income tax rate	(34.0%)	(34.0%)
Change in valuation allowance	34.0%	34.0%

Effective tax rate	0.0%	0.0%

NOTE 10 - COMMITMENTS

On September 21, 2010, the Company reached an agreement with Specialty Enzymes and Biochemicals Co. (BSC Biochemicals), USA (“SEB”) for supplying various types of enzyme product to the Company under the Company’s private label.  SEB has been in operation since 1957 and is the largest enzyme manufacturer and enzymes provider in the US.

On October 11, 2010, the Company entered into a Sole Distributorship Agreement (General Outlet-Human Consumption) with Taiwan Cell Energy Enzymes Corporation (“TCEEC”) for marketing and distribution of the Company’s enzyme products in the Republic of China (Taiwan).  As provided for under the Sole Distributorship Agreement, TCEEC has committed to invest in the Company by subscribing to the Company’s common stock for a total of $1 million on or before June 10, 2011 in exchange for 125 million common shares of the Company. As of September 30, 2011, all the shares under the agreement have been issued. In connection with the investment, the Company paid Access Finance and Securities (NZ) Limited, a company owned by the Company’s President, Chief Executive Officer, Chief Financial Officer, and director, Mr. Yi Lung Lin, a commission of 4.5% of the capital raised.

The Company leases a virtual office. The original lease term was from July 14, 2010 through July 31, 2011, and was a subject to the annual renewal. The lease was renewed for another year through July 14, 2012. Below is the future 5 year lease schedule:

2011	$2,628
2012 - 2015	$1,314

NOTE 11 - SUBSEQUENT EVENTS

In December of 2011 the Company’s distributor Taiwan Cell Energy Enzymes Corporation (“TCEEC”) agreed to contribute $279,705 related to subsequent valuations of the shares originally purchased by the distributor for $1,000,000.

F-12

Part II
Information Not Required In the Prospectus

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$379.25
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$40,000.00
Edgar filing fees	$1,000.00
Miscellaneous expenses	$285,120.75
Total	$331,500.00

* All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Indemnification of Directors and Officers

Our sole officer and our directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation.  Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

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Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request.  This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Recent Sales of Unregistered Securities

On July 6, 2010, the Company received stock subscriptions from investors at various prices:

  58,000,000 shares of Common Stock sold to twelve stockholders, at a purchase price of $0.001 per share for cash received  of $58,000,
  113,000 shares of Common Stock sold to eleven stockholders at a price of $0.10 for cash received  of $11,300,
  106,672 shares of Common Stock sold to sixteen stockholders at a price of $0.15 per share for cash received  of $16,000,
  50,000 shares of Common Stock sold to two stockholders at a price of $0.20 per share for cash received  of $10,000,
  18,800 shares of Common Stock sold to six stockholders at a price of $0.25 per share for cash received  of $ 49,700.
  20,000 shares were sold to directors for total consideration of $5,000 on August 9, 2010.

During the year ended September 30, 2011, pursuant to the terms of the Sole Distributorship Agreement dated October 11, 2010, the Company sold to Taiwan Cell Energy Enzymes Corporation 125,000,000 shares of its common stock at  price $0.08 per share for total proceeds of $1,000,000.

All of the above shares were issued pursuant to private placements that were exempt from registration provided under Regulation S of the Securities Act of 1933.  Our reliance upon the exemption under Rule 903 of Regulation S of the Securities Act was based on the fact that the sale of the securities was completed in an "offshore transaction,” as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities.  Each investor was not a US person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a US person.

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Exhibits

Exhibit
Number		Description

3.1	*	Articles of Incorporation
3.2	*	By-Laws
5.1	*	Legal Opinion of Dean Law Corp., with consent to use
10.1	*	Sole Distributorship Agreement with Taiwan Cell Energy Enzymes Corporation
10.2	*	Supplemental Agreement with Taiwan Cell Energy Enzymes Corporation
10.3	*	Agreement with Access Finance and Securities (NZ) Limited
10.4	*	Agreement with Access Management Consulting and Marketing PTE Ltd.
10.5	*	Agreement with Specialty Enzymes and Biochemicals Co.
23.1		Consent of M&K CPAS, PLLC
99.1	*	Form of Subscription Agreement

     * Previously Filed.

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The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the forgoing, any increase or decrease in Volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the

Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the final adjudication of such issue.

5.

Each prospectus filed pursuant to Rule 424(b) as part of a Registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided; however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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 Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 2nd day of February, 2012.

Genufood Energy Enzymes Corp.

By:/s/ Yi Lung Lin
Yi Lung Lin
President, Chief Executive Officer,
Secretary, Treasurer, Principal
Accounting Officer, Chief
Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Yi Lung Lin	President, Chief Executive	February 2, 2012
Yi Lung Lin	Officer, Secretary, Treasurer,
Principal Accounting Officer,
Principal Financial Officer
and Director

/s/ Chen Wen Hsu	Director	February 2, 2012
Chen Wen Hsu

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